Exhibit 10.70

*Portions of this exhibit have been omitted for confidential treatment pursuant to Item 601(b)(10)(iv) of Regulation S-K.

LEASE

BY AND BETWEEN

NRL 91 HARTWELL LLC

(“Landlord”)

and

UNIQURE, INC.

(“Tenant”)

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30.	RIGHT OF FIRST OFFER TO LEASE ADDITIONAL SPACE	29

31.	MISCELLANEOUS	30

32.	PARKING	32

33.	SIGNAGE	33

34.	SUBSTITUTION OF PREMISES	33

35.	CERTAIN RIGHTS RESERVED TO LANDLORD	34

36.	LEASE COMMENCEMENT/ACCEPTANCE OF PREMISES	35

37.	WAIVER OF RIGHT TO JURY TRIAL	35

38.	RECORDING	35

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1. TERMS. Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.

Date of this Lease:	January 14, 2022

Name of Tenant:	uniQure, Inc.,
a Delaware corporation

Notice Address of Tenant:
113 Hartwell Avenue
Lexington, MA 02421
Attn: General Counsel

with a copy to:

DLA Piper LLP (US)
33 Arch Street
Boston, MA 02210
Attn: Geoff Howell, Esq.

Name of Landlord:	NRL 91 Hartwell LLC,
a Delaware limited liability company

Notice Address of Landlord:	NRL 91 Hartwell LLC
c/o North River Company
610 West 26th Street, Suite 910
New York, NY 10001
Attn: Christopher Flagg

NRL 91 Hartwell LLC
c/o Bulgroup Properties
175 McClellan Highway
East Boston, MA 02128
Attn: Andy Dulac

with a copy to:	Seyfarth Shaw LLP
Two Seaport Lane, Suite 300
Boston, MA 02210
Attn: Michael Dowley, Esq.

Landlord’s Remittance Address:	c/o North River Company, LLC
610 West 26th Street, Suite 910
New York, New York 10001
Attn: Accounting Department

Building:	The building located at 91 Hartwell Avenue,
Lexington, Massachusetts 02421

Property:	The Building and the real property on which the
Building is located, as more particularly described
on Exhibit A-1, and any other buildings and
improvements located thereon.

Premises:	Approximately 12,716 rentable square feet of
space on the 1st floor of the Building, as more
particularly shown by the floor plan attached
hereto as Exhibit A.

Permitted Use:	For general office purposes, and customary lawful
uses ancillary thereto consistent with first class
office use, and no other use or purpose.

Term:	The period of time beginning on the
Commencement Date and ending at 11:59 P.M.
on the Expiration Date.

Commencement Date:	The earlier to occur of (i) the later of the date that
Landlord Substantially Completes the Landlord’s
Work and delivers the Premises to Tenant in the
condition required herein or five months after
Landlord’s written approval of the initial Site
Plan (as defined in the Work Letter) in
accordance with the Work Letter, and (ii) the date
Tenant commences operation of its business in
the Premises (as distinguished from the
installation of furniture, fixtures and equipment).
Tenant shall confirm the Commencement Date
pursuant to Section 36. The estimated
Commencement Date is five months after
Landlord’s written approval of the initial Site
Plan (as defined in the Work Letter) in
accordance with the Work Letter (the “Estimated
Commencement Date”).

Expiration Date:	That certain date which is the last day of the
Eighty-eight (88) complete calendar month
following the Commencement Date.

Tenant’s Percentage:	10.48%, being the ratio of rentable square footage
of the Premises to the total rentable square
footage of the Building, which is 12,716 rentable
square feet. The rentable square footage of the
Building may be adjusted from time to time as
reasonably determined by Landlord, but in no
event shall Tenant’s Percentage be increased or
decreased on account of any such adjustments.

Base Taxes:	The Taxes for the tax year 2022.

Tax Excess:	Tenant’s Percentage of the amount by which
Taxes for any tax year during the Term exceed
Base Taxes.

Base Operating Expenses:	The Operating Expenses for the calendar year
2022.

Operating Expenses Excess:	Tenant’s Percentage of the amount by which
Operating Expenses exceed Base Operating
Expenses for any calendar year during the Term.

Security Deposit:	$112,851.51, in the form of an unconditional,
clean, irrevocable standby letter of credit subject
to and in accordance with the provisions of
Section 11.

Exhibits:	Exhibit A	The Premises

	Exhibit A-1	Legal Description

	Exhibit B	Additional Stipulations

	Exhibit C	Rules and Regulations

	Exhibit D	Commencement Letter

	Exhibit E	Work Letter

	Exhibit F	Superior Rights

	Exhibit G	Form of Letter of Credit

All of the Exhibits listed above are incorporated
into and made part of this Lease.

Rent:	Base Rent and all Additional Rent.

Additional Rent:	All amounts required to be paid by Tenant to
Landlord pursuant to this Lease other than Base
Rent, including, without limitation, Operating
Expenses and Taxes.

Base Rent:

Months of Term	Base Rent	Base Rent	Base Rent
	(per annum)	(per month)	(per rentable square
			foot, per annum)
Commencement Date-12	$451,418.00	$37,618.17	$35.50
13-24	$460,955.00	$38,412.92	$36.25
25-36	$470,492.00	$39,207.67	$37.00
37-48	$480,029.00	$40,002.42	$37.75
49-60	$489,566.00	$40,797.17	$38.50
61-72	$499,103.00	$41,591.92	$39.25
73-84	$508,640.00	$42,386.67	$40.00
85-88	$518,177.00	$43,181.42	$40.75

Notwithstanding the foregoing, Base Rent shall be abated for the period commencing on the Commencement Date until the date that is four (4) months following the Commencement Date (the “Base Rent Abatement Period”). The Base Rent due for any partial calendar month immediately following the Base Rent Abatement Period shall be prorated based on the number of days in that month. In no event shall the Base Rent Abatement Period be deemed to reduce or eliminate Tenant’s obligation to pay Additional Rent or any other amounts due hereunder other than Base Rent. If Tenant defaults under this Lease prior to the expiration of the four month period, then Tenant’s right to abate the Base Rent shall immediately terminate and be of no further force and effect and any and all Base Rent which had been abated prior to Tenant’s default shall immediately become due and payable.

2.THE PREMISES. Landlord leases to Tenant, and Tenant leases from Landlord, upon and subject to the terms and conditions of this Lease, the Premises. The Premises are leased with the right of Tenant to use for its customers, employees and visitors, in common with other parties entitled thereto, such common areas and facilities as Landlord may from time to time designate and provide, including without limitation the Amenities (as defined below) parking and loading areas and elevators serving the Premises (collectively, the “Common Areas”). Tenant shall have the right to use the conference facilities, fitness room, and grab-and-go café located in the Common Areas as of the date of this Lease, or reasonable replacement for the same in the Building or on the Property (the “Amenities”) and Landlord shall make such Amenities, or reasonably equivalent amenities, available for the duration of the term, subject to the terms of this Lease regarding casualty and Force Majeure, and for temporary shutdowns in connection with renovations or modifications to the same.

3.TERM. The Premises are leased for the Term, unless such Term is sooner terminated. If for any reason Landlord is unable to deliver possession of the Premises to Tenant on or prior to the Estimated Commencement Date, which date shall be extended in the event of Tenant Delay and/or Force Majeure, then Landlord shall not be liable to Tenant for any resultant loss or damage and this Lease shall not be affected except that the Base Rent Abatement Period shall be extended by one (1) day for each day of such delay in excess of 30 days until the Commencement Date actually occurs and, if the Premises are not delivered to Tenant by twelve (12) months after Landlord’s written approval of the Site Plan (as defined in the Work Letter) in accordance with the Work Letter, subject to extension for Tenant Delay and Force Majeure or eighteen (18) months after Landlord’s written approval of the Site Plan (as defined in the Work Letter) in accordance with the Work Letter regardless of Force Majeure, then Tenant shall have the right to terminate the Lease upon 30 days’ prior written notice to Landlord (but if the Commencement Date occurs within such 30 day period, then such termination notice shall be null and void). The Base Rent Abatement Period shall not be extended for any delay caused by a Tenant Delay (as defined in the Work Letter) or that arises as a result of any Force Majeure (as defined below) event. Tenant shall have the option to extend the Term subject to the terms and conditions of Exhibit B attached hereto.

4. CONDITION OF THE PREMISES. The Premises are leased in an “as is” and “where is” condition without any warranty of fitness for use or occupation express or implied, it being agreed that Tenant has had an opportunity to examine the condition of the Premises, that Landlord has made no representations or warranties of any kind with respect to such condition, and that Landlord has no obligation to do or approve any work or make or approve any improvements to or with respect to the Premises in order to prepare the same for Tenant’s occupancy except as specifically provided in this Section.

Landlord shall make improvements to the Premises as described in the Work Letter attached as Exhibit E.

5. MONTHLY RENT. Commencing on the Commencement Date (but subject to the Base Rent Abatement Period), Base Rent shall be paid monthly in advance on or before the first day of each calendar month in accordance with the schedule set forth in Section 1. The Base Rent shall not be adjusted or modified if the actual rentable square footage of the Premises varies from the rentable square footage set forth in Section 1. If the Base Rent Abatement Period shall expire on any day other than the first day of a calendar month, Base Rent for the partial month shall be prorated based on the number of days in that month. Unless otherwise provided herein, commencing on the Commencement Date, Additional Rent shall be paid monthly in advance on or before the first day of each calendar month. Additional Rent for any partial month shall be prorated based on the number of days in that month. Rent shall be paid to Landlord, without notice or demand, and without deduction or offset, in lawful money of the United States of America, at Landlord’s Remittance Address as set forth in Section 1 or to such other address as Landlord may from time to time designate in writing by at least 30 days’ prior notice to Tenant. Tenant acknowledges that the late payment of Rent or other sums due hereunder shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Property. Accordingly, if any installment of Rent or any other sums due from Tenant shall not be received by Landlord within five (5) days after the same is due (provided that on the first occasion in any 12 month period Tenant shall be entitled to notice of such late payment and 10 days to cure the same before such late charge shall apply) , Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. In addition, any amount due to Landlord, if not paid within five (5) days after the same is due, shall bear interest from the date due until paid at the lesser of: (i) the Prime Rate (as hereinafter defined) plus five percent (5%) per annum, or (ii) the highest rate permitted by law (the “Default Rate”). The term “Prime Rate” shall mean the Prime Rate as published in The Wall Street Journal from time to time. The parties agree that such late charges represent a fair and reasonable estimate of the costs Landlord shall incur by reason of late payment by Tenant. The acceptance of such late charges by Landlord shall in no event constitute a waiver of Tenant’s default with respect to the overdue amount, be deemed an accord and satisfaction, or prevent Landlord from exercising any of the other rights and remedies granted hereunder. Notwithstanding anything to the contrary in this Lease, Tenant shall pay the first full monthly installment of Base Rent due hereunder (i.e. Base Rent for the first complete month of the Term, or, if applicable, for the first complete month following any initial abatement period) simultaneously with Tenant’s execution and delivery of this Lease to Landlord.

6. TAXES. Tenant shall pay monthly, as Additional Rent, one-twelfth (1/12) of the Tax Excess based on reasonable estimates provided by Landlord from time to time and subject to reconciliation as provided in Section 8 below. No credit or payment shall be due to Tenant in the event Taxes for any year are less than Base Taxes. “Taxes” means all taxes, assessments and fees levied upon the Property by any governmental entity based upon the ownership, leasing, renting or operation of the Property. Landlord shall equitably allocate Taxes incurred with respect to multiple buildings on the Property, if any, among such buildings based on the relative assessed values of such Buildings as evidenced by the assessors’ records for the Town of Lexington. Taxes shall not include any federal, state or local net income, capital stock, succession, transfer, replacement, gift, estate or inheritance taxes; provided, however, if at any time during the Term, a tax or excise on income is levied or assessed by any governmental entity in lieu of or as a substitute for, in whole or in part, real estate taxes or other ad valorem taxes, such tax shall constitute and be included in Taxes but only to the extent calculated as if the Property were the only real estate owned by Landlord. In addition to the foregoing, Tenant shall pay Landlord, as Additional Rent, for any use, rent or sales tax, service tax, value added tax, franchise tax or any other tax on Rent however designated as well as for any taxes which are reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant if the same are separately assessed on the tax bills received by Landlord and all tenants in the Building are similarly separately charged for the taxes on their leasehold improvements. All expenses, including reasonable attorneys’ fees and disbursements, experts’ and other witnesses’ fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for the year in which the expenses are incurred. Taxes shall exclude any interest or penalties resulting from the late payment of Taxes by Landlord (except to the extent due to Tenant’s failure to make timely payments), transfer taxes; any environmental assessments, charges or liens arising in connection with the remediation of Hazardous Materials from the Building or Property; costs or fees payable to public authorities in connection with any future construction of additional buildings or similar improvements on the Property (including any such fees for transit, housing, schools, open space, child care, arts programs, traffic mitigation measures, environmental impact reports and traffic studies); reserves for future Taxes; Taxes on other tenant’s leasehold improvements; and any personal property taxes attributable to sculptures, paintings or other objects of art. Taxes for any other structures or improvements on the Property (besides the Building) shall be allocated to those structures or improvements on a proportionate basis based on square footage or such other method as is used by the Town of Lexington tax assessor as evidenced by the tax bill for the Property.

7. OPERATING EXPENSES. Tenant shall pay monthly, as Additional Rent, one-twelfth (1/12) of the Operating Expenses Excess based on reasonable estimates provided by Landlord from time to time and subject to reconciliation as provided in Section 8 below. No credit or payment shall be due to Tenant in the event Operating Expenses for any year are less than Base Operating Expenses. “Operating Expenses” means and includes all expenses, costs, fees and disbursements paid or incurred by or on behalf of Landlord for owning, managing, operating, maintaining, improving, servicing or repairing the Building or Property and all associated plumbing, heating, ventilation, air conditioning, lighting, electrical, mechanical and other systems, including, without limitation, costs of: performing the Landlord’s obligations described in Section 13; the repair, maintenance, repaving and re-striping of any parking; providing any services or amenities such as conference rooms, parking garage, cafeteria, or gymnasium; security costs for the Building and the Property; exterior maintenance, repair and repainting; landscaping; snow removal; electricity charges; all other utilities; janitorial services for the common areas of the Property; capital repairs, replacements and improvements, management fees not to exceed 3% of gross revenues from the Building; supplies and sundries; sales or use taxes on supplies or services; charges or assessments under any easement, license, declaration, restrictive covenant or association of record as of the date hereof; accounting expenses; Insurance Premiums; and compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operation, administration, maintenance and repair of the Property. The costs of capital repairs, replacements and improvements, together with any actual out of pocket interest incurred to finance the same with third party debt, where applicable, shall be amortized over their useful life as reasonably determined by Landlord in accordance with generally accepted accounting principles. Landlord shall equitably allocate any item of Operating Expenses that benefits multiple buildings on the Property among such buildings. Landlord shall equitably allocate any item of Operating Expenses among different portions or occupants of the Building or Property based on use where such use is not general office use, or other considerations as reasonably determined by Landlord in Landlord’s reasonable discretion.

Notwithstanding the foregoing, Operating Expenses shall not include costs of alterations to the premises of other tenants of the Property, depreciation charges, interest and principal payments on mortgages, ground rental payments and real estate brokerage and leasing commissions; costs incurred for Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building or the Property; janitorial services for the Premises (which is a cost included in the Base Rent) or the premises of any other tenant of the Property; costs of selling or financing any of Landlord’s interest in the Property; management fees incurred by Landlord that are in excess of three percent (3%) of the gross revenues realized by Landlord from the Property; costs incurred by Landlord for the repair of damage to the Property to the extent that Landlord is reimbursed by insurance proceeds; and the costs of services and utilities separately chargeable to individual tenants of the Building; salaries of executives and owners not directly employed in the management/operation of the Property or above the level of property manager; the cost of services for any particular tenant that are not available to Tenant or that are consumed or supplied to such tenant in excess of those provided to Tenant; the cost of items that, by generally accepted accounting principles, would be capitalized on the books of Landlord or are otherwise not properly chargeable against income, except to the extent such capital item is (A) required by any applicable laws enacted after the Commencement Date, or (B) reasonably projected and determined by Landlord and its engineers, design professionals and/or other professionals in good faith to reduce Operating Expenses, in each case amortized as provided above; the costs of Landlord’s Work (including any costs to correct defects in the Landlord’s Work); Taxes or items expressly excluded from Taxes; Insurance Premiums for insurance coverages not typically carried by first class office buildings in the vicinity of the Property; costs allocable to any other building or Property; costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; advertising and other fees and costs incurred in procuring tenants; the cost of any items for which Landlord is entitled to be reimbursed by any third party (other than as Operating Expenses by other tenants), including via insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; accounting fees; fines and penalties; costs and expenses of investigating, monitoring or remediating existing Hazardous Materials on, under or about the Building or the Property; charitable or political contributions; all items and services for which Tenant is separately charged or reimburses Landlord; reserves of any kind; the costs of goods and services provided by affiliates of Landlord, to the extent only that the costs of such goods and/or services exceed competitive costs of such goods or services provided by unrelated third parties; costs incurred, and increases in costs resulting from, the redevelopment of the Building or the development and construction of additional structures on the Property (including without limitation any future development); the cost of acquiring and maintaining sculptures, paintings and other objects of art; and the cost of advertising or promotion of (a) the Property or any part thereof or (b) any operations at the Property; and costs to operate any concessions or amenities at the Property that are not available to Tenant (and in any event after deducting any revenues received for use of the same).

8. RECONCILIATION. Any failure by Landlord to deliver any estimate or statement of Additional Rent required under this Lease shall not operate as a waiver of Landlord’s right to collect all or any portion of Additional Rent due hereunder, except that failure to bill Tenant for any Operating Expenses or Taxes more than two (2) years following the year in which they were incurred shall be deemed a waiver of the same. On an annual basis, within 180 days following the expiration of each calendar year during the Term, Landlord shall provide Tenant with a statement of all actual Operating Expenses and Taxes for the preceding year. If Tenant has made estimated payments of Operating Expenses or Taxes in excess of the actual amount due, Landlord shall credit Tenant with any overpayment against the next Rent otherwise due, provided, however, if such overpayment occurs within or after the final year of the Term, then Landlord shall reimburse Tenant in the amount of such overpayment in cash as part of Landlord’s reconciliation procedure at the end of the Term and such obligation shall survive the expiration or earlier termination of this Lease. If the actual amount due exceeds the estimated payments made by Tenant during the preceding year, Tenant shall pay the difference to Landlord within thirty (30) days and such obligation shall survive the expiration or earlier termination of this Lease.

Tenant shall have the right during the Term, by providing written notice to Landlord (the “Review Notice”) within sixty (60) days after receiving Landlord’s statement of actual Operating Expenses and Taxes, to review Landlord’s records relating to Operating Expenses and Taxes for such year. Within a reasonable period of time after receipt of a timely Review Notice, Landlord shall make such records available for Tenant’s review by electronic means or at either Landlord’s home office or at the office of the property manager for the Building. If Tenant fails to give Landlord written notice stating in reasonable detail any objection to Landlord’s statement of actual Operating Expenses within forty-five (45) days after such records are made available to Tenant for review then Tenant shall be deemed to have approved Landlord’s statement of Operating Expenses for such year (absent manifest error) and Tenant shall have no further right to object or contest such statement. Upon Landlord’s receipt of a timely objection notice from Tenant, Landlord and Tenant shall work together in good faith to resolve the discrepancy between Landlord’s statement and Tenant’s review. If Landlord and Tenant determine that Operating Expenses for the year in question are less than reported in Landlord’s statement, Landlord shall provide Tenant with a credit against future Rent in the amount of any overpayment by Tenant, provided, however, if after the final year of the Term, then Landlord shall reimburse Tenant in the amount of such overpayment in cash and such obligation shall survive the expiration or earlier termination of this Lease. Likewise, if Landlord and Tenant determine that Operating Expenses for the year in question are greater than reported in Landlord’s statement, Tenant shall forthwith pay to Landlord the amount of underpayment by Tenant. Any information obtained by Tenant pursuant to the provisions of this section shall be treated as confidential and Landlord may require that Tenant execute a reasonable confidentiality agreement as a condition of Tenant’s review (provided that Tenant shall be entitled to share any such information with its agents, attorneys and consultants provided that it instructs them of the confidential information and is responsible for any unpermitted disclosure of the same). If Tenant retains an agent to review Landlord’s books and records for any year, such agent must (i) be a CPA firm or professional real estate services firm with experience in conduction of such audits (ii) not be compensated on a contingency basis, and (iii) execute a reasonable confidentiality agreement with respect to such review. Tenant shall be solely responsible for all costs incurred by Tenant in connection with such review unless such review reveals an overcharge of more than 5%, in which case Landlord shall reimburse Tenant for the reasonable out of pocket costs of such review. Notwithstanding anything herein to the contrary, Tenant shall not be permitted to review Landlord’s records or to dispute any statement of Operating Expenses if Tenant is in default or if Tenant has not first paid to Landlord the amount due as shown on Landlord’s statement of actual Operating Expenses.

9.INSURANCE.

(A)Tenant shall maintain the following insurance in force from the date upon which Tenant first enters the Premises and throughout the Term and thereafter for so long as Tenant is in occupancy of any part of the Premises:

(i)Commercial General Liability insurance with limits of at least $1,000,000 per occurrence, $2,000,000 general aggregate, , covering bodily injury and property damage arising out of the use of the Premises, , blanket contractual liability, personal injury and advertising liability;

(ii)Worker’s Compensation insurance as required by the state in which the Premises is located covering occupational injuries or disease to all employees of Tenant and to any contractors, subcontractors or other agents used by Tenant for work or other activities on or about the Premises. Such policy shall include Employer’s Liability limits of at least $500,000 each accident, $500,000 each employee, and $500,000 disease;

(iii)Business Automobile Liability insurance for all owned (Symbol 1), non-owned (Symbol 9) hired, rented and/or borrowed (Symbol 8) vehicles used by the Tenant, its employees or agents. Such policy shall include a combined single limit of liability of at least $1,000,000 per claim for bodily injury and property damage and shall provide that employees are insureds;

(iv)Excess or Umbrella Liability insurance with a limit of at least $5,000,000 providing additional limits of insurance over the primary per occurrence and aggregate limits of the Commercial General Liability (including bodily injury, property damage, products/completed operations, personal/advertising injury and blanket contractual liability), Employer’s Liability, and Business Auto Liability insurance required in (i), (ii), and (iii) above;

(v)Property insurance covering “all risk” of physical damage to Tenant’s personal property and any property in the care, custody, and control of the Tenant. In addition this policy shall cover any direct or indirect physical damage to all Alterations made by Tenant to the Premises. Such coverage shall be for the full replacement value of the covered property; and

(vi)Business interruption insurance with a limit of liability representing loss of at least approximately twelve (12) months of rent.

(B)Tenant’s Commercial General Liability, Property, and Excess Liability/Umbrella Liability policies shall name Landlord, Landlord’s managing agent, and Landlord’s mortgagee as Additional Insureds and shall be primary insurance as to any insurance carried by the parties designated as Additional Insureds. All policies purchased and maintained by Tenant to satisfy the requirements in this Lease must be purchased from an insurance company with a minimum rating of “A- VII” or its equivalent from one of the major rating agencies (AM Best, Moodys, Standard & Poors, Fitch) that is admitted or eligible to do business in the state where the Premises is located.

(C)Tenant shall provide Landlord with a certificate of insurance for each policy prior to entering the Premises and at least thirty (30) days prior to each renewal of such insurance. Such certificates of insurance shall be on an ACORD Form 27 or ISO Form 2026 or their equivalent, shall certify that such policy has been or shall be issued and that it provides the coverage and limits required above, and Tenant shall endeavor to provide that the insurance shall not be canceled or materially changed unless thirty (30) days prior written notice shall have been given to Landlord and, if such insurer will not provide such notice, Tenant shall provide Landlord with 30 days’

notice of cancellation or any material change that would cause non-compliance with the provisions of this Section 9. In addition to providing the certificates of insurance required herein, Tenant shall also promptly furnish any reasonable additional information which may include policies in the event of an actual claim for personal injury or property damage (and Landlord shall provide Tenant with copies of its insurance policies in such event), as Landlord may request from time to time pertaining to Tenant’s insurance coverage. Tenant shall notify Landlord in writing as soon as practicable if Tenant receives a notice that its insurance company intends to cancel or non-renew such insurance for any reason, or if the required coverage or limits are to be materially and adversely changed from the initial requirements in this Lease. In the event that the applicable statutory time period is less than sixty (60) days, then Tenant shall notify Landlord within three (3) business days of receipt of any cancellation or non-renew notice. In the event that Tenant fails to obtain or maintain the insurance required above or fails to provide the Certificates of Insurance required, Landlord may, at its option, upon five days’ notice to Tenant, obtain such insurance on behalf of Tenant. Tenant shall pay, as Additional Rent upon demand, the reasonable cost of such insurance plus a 10%) surcharge. Landlord’s failure to obtain such coverage on behalf of Tenant shall not limit Tenant’s liability in the event of an uncovered loss.

(D) Landlord shall carry or cause to be carried such insurance in amounts and with deductibles as a reasonably prudent landlord would purchase and maintain with respect to the Property, including without limitation replacement cost insurance on the Building and any tenant improvements in the Premises. Tenant shall pay Tenant’s Percentage of Landlord’s insurance premiums (“Insurance Premiums”) during the Term of the Lease as a part of Operating Expenses. Tenant shall not do or permit to be done anything which shall contravene, invalidate, or increase the cost of the Landlord’s insurance and shall comply with all rules, orders, regulations, requirements and recommendations of Landlord or its insurance companies relating to or affecting the condition, use, or occupancy of the Premises. If Tenant does conduct any activity within or about the Premises that results in an increase to the cost of Landlord’s insurance Tenant shall reimburse Landlord for the entire amount of such additional premiums or surcharges within 30 days following demand.

10.WAIVER OF SUBROGATION. Notwithstanding any other language of this Lease to the contrary, Landlord and Tenant each waive their respective rights to recover from the other for any and all loss of or damage to their respective property if such loss or damage is covered, or required by this Lease to be covered, by insurance. Each party shall obtain an endorsement acknowledging such waiver from its insurance company(s) evidencing compliance with this Section .

11.SECURITY DEPOSIT. In lieu of a cash Security Deposit, Tenant shall deliver with executed copies of this Lease a letter of credit (the “Letter of Credit”) substantially in the form of Exhibit G attached hereto and otherwise acceptable to Landlord. The initial Letter of Credit must be issued by Bank of America and any subsequent or replacement Letter of Credit shall be issued by a domestic bank reasonably acceptable to Landlord whose deposits are insured by the FDIC. The Letter of Credit shall (i) be unconditional, irrevocable, transferable, and payable to Landlord or Landlord’s agent solely upon presentment by Landlord or Landlord’s agent of a sight draft in person, by courier, overnight mail, or by facsimile transmission in partial or full draws, and (ii)

contain an “evergreen” provision which provides that it is automatically renewed on an annual basis unless the issuer delivers sixty (60) days’ prior written notice of cancellation to Landlord. If the Letter of Credit is lost, mutilated, stolen, or destroyed, Tenant shall cooperate with Landlord to have the Letter of Credit replaced at no cost to Tenant. If the financial status of the Letter of Credit or its issuer is called into material question for any reason, including, without limitation, if the issuer fails or becomes insolvent or is placed in receivership, or its financial rating is downgraded or any other event occurs which makes Landlord, in its sole discretion exercised in good faith, insecure in its ability to rely on the Letter of Credit as security, then Tenant shall, within ten (10) days following Landlord’s demand, provide to Landlord a substitute letter of credit from a financial institution reasonably acceptable to Landlord. Tenant’s failure to timely provide such substitute Letter of Credit shall be deemed an immediate Event of Default for which no additional notice or grace period shall apply. Without limiting any of Landlord’s rights or remedies hereunder, if the bank issuing the Letter of Credit provides Landlord with a cancellation notice, Landlord may immediately draw upon all or any part of the Letter of Credit and Tenant shall provide Landlord with a replacement letter of credit in similar form (at which time Landlord shall return any such funds drawn to Tenant, to the extent not applied in accordance with this Lease). Any and all fees or costs charged by the issuer in connection with the issuance, maintenance or transfer of the Letter of Credit shall be paid by Tenant. The Letter of Credit shall remain effective through the date that is ninety (90) days following the expiration of this Lease and the delivery of possession of the Premises to Landlord in accordance with the provisions of this Lease. If Tenant defaults with respect to any provision of this Lease beyond applicable notice and cure periods, including without limitation the provisions relating to the payment of Rent, Landlord may, but shall not be required to, draw upon all or any part of Tenant’s Letter of Credit to the extent necessary to cure such default and to reimburse Landlord for any damages to which Landlord is entitled hereunder. If any of the proceeds of the Letter of Credit are not applied to cure any default of Tenant or damages payable to Landlord, Landlord promptly return the same to Tenant. If any portion of the Letter of Credit is drawn upon, Tenant shall cause the Letter of Credit to be increased to the amount required as the Security Deposit under this Lease within ten (10) days after written demand from Landlord, and in such event, provided there is then no outstanding default by Tenant, any proceeds of the Letter of Credit retained by Landlord as a cash Security Deposit and not applied to cure any default shall be returned to Tenant. The Letter of Credit shall not operate as a limitation on any recovery to which Landlord may be entitled. Provide that no default is then continuing beyond applicable notice and cure periods, and Tenant has surrendered the Premises in accordance with this Lease upon the expiration or earlier termination of this Lease, Landlord shall return the Letter of Credit and any cash proceeds then held by Landlord therefrom to Tenant within 30 days following the expiration or earlier termination of this Lease.

12. USE. The Premises shall be used for the Permitted Use and for no other purposes whatsoever. Tenant shall not do or permit to be done in or about the Premises anything which is prohibited by any ordinance, order, rule, regulation, certificate of occupancy, or other governmental requirement, now in force or which may hereafter be enacted, including, without limitation, the Americans with Disabilities Act of 1990, as amended (collectively, “Applicable Law”). Tenant shall comply with all Applicable Law in its use of the Premises and common areas of the Property. Tenant shall use and cause all contractors, agents, employees, invitees and visitors of Tenant to use the Premises and any common area of the Property in such a manner as to prevent waste, nuisance and any disruption of other occupants. Tenant shall not place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry or which is allowed by Applicable Law . Tenant shall, at Tenant’s sole cost and expense, make any changes necessary to bring the Premises into compliance with any Applicable Law as a result of Tenant’s particular use, as opposed to office use generally. The judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any Applicable Law in the use or occupancy of the Premises, Building or Property shall be conclusive of that fact as between Landlord and Tenant. Notwithstanding anything to the contrary in this Lease, Landlord shall be responsible for the compliance of the Building (other than to the extent of Tenant’s repair and maintenance obligations within the Premises) with Applicable Laws, except to the extent resulting from Tenant’s particular use of the Premises (as opposed to office use generally).

13. MAINTENANCE; SERVICES. Excepting only those obligations for which Landlord is expressly responsible pursuant to this section, Tenant will, throughout the Term and at its sole cost, keep and maintain the Premises and all Tenant-installed fixtures and equipment located therein, including, without limitation, carpeting, wall-covering, doors, plumbing and other fixtures, and any Alterations performed for the benefit of the Premises, clean safe and in good working order, condition and repair and make all necessary repairs and replacements thereto, including, without limitation, replacing all interior broken glass with glass of the same size and quality as that broken and repairing or replacing all systems or portions of systems installed by Tenant and exclusively serving the Premises including, without limitation, supplemental heating, ventilating and air conditioning systems. All repairs and replacements required of Tenant in connection herewith shall be of a quality and class at least equal to the minimum building standards established by Landlord and shall be done in a good and workmanlike manner in compliance with all applicable laws and the terms and conditions of this Lease. If Tenant fails to maintain the Premises in compliance with the terms hereof beyond applicable notice and cure periods, Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required and Tenant shall reimburse Landlord for the out of pocket cost thereof as Additional Rent upon demand. If Tenant uses heat generating machines or equipment in the Premises that materially affect the temperature otherwise maintained by the heating, ventilating and air conditioning system, Landlord reserves the right to direct Tenant to cease such use, and if Tenant does not cease such use, to install supplementary units for the Premises and the reasonable out of pocket cost thereof, including the out of pocket cost of installation, operation and maintenance, shall be paid by Tenant to Landlord as Additional Rent upon demand. Should Tenant require any additional service not provided by Landlord pursuant to this Lease, including any services furnished outside the Building’s normal business hours, Landlord may, but shall not be obligated to, furnish such additional service and Tenant agrees to pay Landlord’s charges therefor, including a reasonable administrative fee, any taxes imposed thereon, and, where appropriate, a reasonable allowance for depreciation of any systems being used to provide such service, as Additional Rent upon demand.

Landlord shall maintain the roof and roof system, foundation, exterior walls and glass, structural portions, elevators, if any, any common areas and electrical, plumbing, mechanical, life safety, and fire protection systems (excepting only systems installed by or on behalf of Tenant exclusive to the Premises) and Common Areas of the Building, the cost of which shall be included as a part of Operating Expenses subject to the terms of this Lease, provided that Landlord shall have no obligation to make any repairs unless Landlord has first received written notice of the need for such repairs from Tenant or Landlord otherwise has notice of the same. Notwithstanding the foregoing, subject to Section 10 of this Lease, any damage to the Property occasioned by the negligence or willful misconduct of Tenant or any person claiming under Tenant, or contractors, agents, employees, invitees or visitors of Tenant or any such person, shall be repaired by and at the sole expense of Tenant, except that Landlord shall have the right, at its sole option, to make such repairs and to charge Tenant for all costs and expenses incurred in connection therewith and Tenant shall pay the cost therefor as Additional Rent within 30 days following invoice. In addition to the foregoing, during normal hours of operation of the Building throughout the Term, Landlord shall provide: (i) reasonable quantities of electricity for the common areas and Premises; (ii) customary heating, ventilation and air conditioning for the comfortable use and occupancy of the Premises during the normal hours of operation of the Building; (iv) building standard window washing and janitorial services; (v) hot and cold water for drinking, cleaning, kitchenette and restroom purposes only; (v) passenger elevator service to the floors on which the Premises is located (with accommodations for customary office freight use in accordance with Building rules and regulations), (vi) removal of unreasonable accumulations of snow and ice from walks and drives, (vii) access to the Premises and Common Areas serving the same 24 hours a day, 7 days a week, 365 days a year, and (viii) such other services as Landlord reasonably determines are necessary or appropriate, all in a manner consistent with comparable office buildings in the Lexington, Massachusetts area.

14. SUBLEASE; ASSIGNMENT. Tenant shall not mortgage, pledge, hypothecate or otherwise encumber its interest in this Lease. Tenant shall not allow the Premises to be occupied, in whole or in part, by any other party and shall neither sublet the Premises, in whole or in part, nor assign this Lease, nor amend any sublease or assignment to which Landlord has consented, without in each case obtaining the prior written consent of Landlord. Any sublease or assignment, or amendment to any sublease or assignment, without Landlord’s prior written consent where required hereunder shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute an Event of Default. The provisions of this section shall apply to a transfer, by one or more transfers, of all, or substantially all, of the business or assets of Tenant, of a direct or indirect majority of the stock, partnership or membership interests, or other evidences of ownership, of Tenant, and of any shares, voting rights or ownership interests of Tenant which results in a change in the identity of the entity or entities which exercise, or may exercise, effective control of Tenant as if such transfers were an assignment of this Lease, but shall not apply to any other transfers of interests in Tenant. Tenant must request Landlord’s consent to any assignment or sublease at least sixty (60) days prior to the proposed effective date of the assignment or sublease. At the time of its request, Tenant shall provide Landlord in writing: (a) the name and address of the proposed assignee or subtenant, (b) a complete copy of the proposed form of assignment or sublease, if available, (c) reasonably satisfactory information about the nature, business, and business history of the proposed assignee or subtenant and its proposed use of the Premises, and (d) banking, financial or other credit information about the proposed assignee or subtenant sufficient to enable Landlord to determine its financial condition and operating performance (provided that Landlord shall keep such information confidential to the extent that

Tenant is required to do the same). Landlord shall not unreasonably withhold, condition, or delay its consent to Tenant’s written request to sublease the Premises or assign this Lease which is made in compliance with the terms and conditions of this section. Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Landlord’s refusal to consent to any proposed assignment or sublease shall not be unreasonable if: (a) the financial condition or operating performance of the proposed subtenant (if the sublease is for all or substantially all of the Premises for all or substantially all of the remaining term) or assignee, determined in Landlord’s reasonable discretion, is less than the greater of the financial condition or operating performance of the Tenant on (i) the date of Tenant’s request for Landlord’s consent to the proposed assignment or sublease, (b) Tenant is in default under any of the terms, covenants or conditions of this Lease, (c) the proposed use of the Premises may result in: (i) increased wear and tear on the Premises, Building or Property or (ii) any adverse effect on other tenants in the Building or adjacent buildings owned by Landlord, (d) the proposed subtenant or assignee is a governmental agency, (e) the proposed subtenant or assignee is a prospect to whom Landlord has made a proposal for the lease of space within the market area within the prior six (6) months, (f) the proposed assignee or subtenant is a tenant in any building owned by Landlord or any affiliate of Landlord at the Property including, without limitation, the Building and Landlord or such affiliate has available space for lease that meets the requirement of such subtenant or assignee, (g) the proposed subtenant or assignee would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement, and/or (h) Landlord’s lender, if any, does not consent to the proposed sublease or assignment, to the extent that such consent is required under the applicable loan documents.

No subletting or assignment shall release Tenant from Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. Any subtenant shall, at Landlord’s election, attorn to Landlord following any early termination of this Lease and any assignee shall be jointly and severally liable for the full performance of all of Tenant’s obligations hereunder. Landlord may require, as a condition to granting Landlord’s consent with respect to the provisions of this section, that the proposed subtenant or assignee enter into a reasonable written agreement with Landlord confirming the obligations of such subtenant or assignee under this Lease. Tenant shall pay, as Additional Rent on demand, all reasonable out of pocket legal fees incurred by Landlord in connection with each proposed assignment or sublease whether or not Landlord’s consent is obtained in an amount not to exceed $7,500 per sublease or assignment. If Tenant receives rent or other payments under any assignment (to the extent reasonably allocated to the Lease) or sublease (in each case other than pursuant to a Permitted Transfer) in excess of the payments made by Tenant to Landlord under this Lease (as such amounts are adjusted on a per square foot basis if less than all of the Premises is transferred), after deducting the reasonable out of pocket costs incurred by Tenant in connection with such sublet or assignment, then Tenant shall pay Landlord one-half of such excess when paid by such assignee or subtenant. Landlord’s consent to one assignment or sublease shall not be deemed a waiver of the requirement of Landlord’s consent to any subsequent assignment or sublease. In the event Tenant seeks to assign its interest in this Lease (other than with respect to a Permitted Transfer), and Landlord does not consent to such proposed assignment, Landlord may, within ten (10) days following delivery to Landlord of Tenant’s request to assign the Lease, elect to terminate this Lease in its entirety, and the last day of the Term of this Lease shall be the thirtieth (30th) day after Landlord notifies Tenant of Landlord’s election to terminate this Lease unless Tenant rescinds its request to consent to such assignment within such 30 day period. In the event Tenant seeks to sublet all or any portion of the Premises (other than with respect to a Permitted Transfer) and Landlord does not consent to such proposed sublease, within 10 days followings delivery to Landlord of Tenant’s request to sublet this Lease, Landlord may elect to terminate this Lease with respect to the portion of the Premises that would be subject to such sublease (provided that such portion consists of at least 33% of the Premises) and the last day of the Term of this Lease for such space shall be the thirtieth (30th) day after Landlord notifies Tenant of Landlord’s election to terminate this Lease (and, if less than the entire Premises is affected, Landlord shall perform any alterations to make such space a self-contained rental unit) unless Tenant rescinds its request to consent to such sublease within such 30 day period.

Notwithstanding anything to the contrary in this Lease, Tenant may, from time to time and at any time with at least 30 days’ prior written notice to Landlord (unless such notice is prohibited pursuant to a confidentiality agreement negotiated at arms-length and not in avoidance of the provisions of this paragraph in which case such notice shall be provided within 10 business days following such transfer), make the following assignments and sublets without the need for the prior consent of Landlord (any of the following, a “Permitted Transfer”): (1) Tenant may assign the Lease, sublet, or otherwise permit the occupancy of any portion of the Premises by person or entity that controls Tenant, is controlled by Tenant or is under common control with Tenant; (2) Tenant may assign the Lease to a successor entity in connection with the merger or consolidation of Tenant and such other entity or to the purchaser or transferee of all or substantially all of the business and assets of Tenant, provided that the tangible net worth (computed in accordance with generally accepted accounting principles, consistently applied) (the “Net Worth”) of Tenant is not materially reduced as a result of such transfer below the Net Worth of the Tenant as of the date of such transfer; and/or (2) Tenant may permit occupancy of a portion of the Premises (not to exceed 5% in the aggregate at any one time) under a revocable license to any individual or entity providing professional services to Tenant or any entity under common control with Tenant in connection with the performance of such services. Any such Permitted Transfer shall not relieve Tenant of its obligations under this Lease.

15. INDEMNITY; NON-LIABILITY OF LANDLORD. Except to the extent prohibited by law, as a material part of the consideration for Landlord’s execution of this Lease or otherwise resulting from Landlord’s or its agents, contractor’s or employees negligence or willful misconduct, Tenant shall neither hold nor attempt to hold Landlord or its employees or Landlord’s agents or contractors or their employees liable for, and Tenant covenants and agrees that it shall indemnify and defend Landlord for and against any and all penalties, damages, fines, causes of action, liabilities, judgments, expenses (including, without limitation, attorneys’ fees) or charges incurred in connection with or arising from: (i) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (ii) any negligent acts or omissions of Tenant or any person claiming under Tenant, or contractors, agents, employees, invitees or visitors of Tenant or any such person; (iii) any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees or visitors of Tenant or any such person of any law, ordinance or governmental requirement of any kind in connection with this Lease; or (v) any matter occurring in the Premises during the Term.

Except to the extent resulting from Landlord’s or its agents, contractor’s or employees negligence or willful misconduct, Landlord, to the fullest extent not prohibited by law, shall not be liable for any damage occasioned by failure to keep the Premises, Building or Property in repair, nor for any damage done or occasioned by or from plumbing, gas, electricity, water, sprinkler, or other pipes or sewerage or the bursting, leaking or running of any pipes, tank or plumbing fixtures, in, above, upon or about the Premises or the Building nor from any damage occasioned by water, snow or ice being upon or coming through the roof, skylights, trap door or otherwise, nor for any damages arising from acts, or neglect of co-tenants or other occupants of the Building or of any owners or occupants of adjacent or contiguous property, nor for any loss of or injury to property or business occurring, through, in connection with or incidental to the failure to furnish any such services or the interruption of any services to the Premises. Further, Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft or any other criminal act, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, law of requisition or order of any governmental authority.

Except as otherwise expressly set forth in this Lease, neither party under this Lease shall be liable to the other in any event for incidental or consequential damages to the other by reason of any default hereunder, whether or not such party is notified that such damages may occur. The term “Landlord”, as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, means only the owner or owners at the time in question of the Landlord’s interest in the Building, and in the event of any transfer or transfers of title to the Landlord’s interest in the Building and notice to Tenant of the same, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically released and relieved from and after the date of such transfer or conveyance of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed. Tenant’s sole recourse against Landlord, and any successor to the interest of Landlord in the Premises, is to the interest of Landlord, and any successor, in the Premises and the Building of which the Premises are a part and the proceeds therefrom. In no event whatsoever shall Landlord or any beneficiary of any trust of which Landlord is a trustee or any of Landlord’s officers, directors, partners, managers, members, shareholders, agents, attorneys and employees ever be personally liable hereunder.

16. UTILITIES. If any utility serving the Premises is not separately metered to the Premises, the cost of such utility consumed on the Premises, as reasonably determined by Landlord based on the reading of check or submeters, shall be paid by Tenant as Additional Rent to the extent not included in Operating Expenses. Landlord and Tenant acknowledge that electricity is not separately metered as of the date hereof. As part of the Landlord’s Work, but at Landlord’s sole cost and expense, the Premises shall be separately or check-metered for electricity serving Tenant’s lights and plugs . Tenant’s obligation to pay for utilities provided to the Premises during the Term shall survive the expiration or earlier termination of the Lease. Tenant shall not utilize an alternative provider for a utility service other than the public utility providers servicing the Property unless Tenant shall first obtain the written consent of Landlord. Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interruption, or defect in the supply or character of the electric energy furnished to the Premises or Building.(collectively, “Interruption”) nor shall such Interruption constitute or be construed as a constructive or other eviction of Tenant. To ensure the proper functioning and protection of all utilities, Tenant agrees to abide by all reasonable regulations and requirements which Landlord may prescribe and to allow Landlord and its utility providers access to all electric lines, feeders, risers, wiring, and any other machinery within the Premises (subject to Section 26)

Notwithstanding anything to the contrary in this Lease, if: (i) Landlord ceases to furnish any service in the Building due to a condition reasonably within the control of Landlord for a period in excess of ten (10) consecutive business days after Tenant notifies Landlord of such cessation (the “Interruption Notice”); (ii) such cessation does not arise as a result of an act or omission of Tenant; (iii) such cessation is not caused by a fire or other casualty (in which case Section 19 shall control); and (iv) the restoration of such service is reasonably within the control of Landlord; and (v) as a result of such cessation, a material (25% or more) portion of the Premises is rendered untenantable, then Tenant shall be entitled to receive an equitable abatement of Base Rent payable hereunder during the period beginning on the eleventh (11th) consecutive business day, based on the proportion of the Premises rendered untenantable, after Landlord's receipt of the Interruption Notice and ending on the day when the service in question has been restored. If any such interruption renders a substantial part of the Premises untenantable and restoration is within the reasonable control of Landlord but is not complete within 180 days following the Interruption Notice, then Tenant may terminate this Lease upon 30 days’ prior written notice

17.HOLDING OVER. If Tenant or any party claiming by or under Tenant remains in occupancy of the Premises or any part thereof beyond the expiration or earlier termination of this Lease, such holding over shall be without right and a tenancy at sufferance, and following the 30th day of any such holdover Tenant shall be liable to Landlord for any loss or damage incurred by Landlord as a result thereof, including consequential damages. In addition, for each month or any part thereof that such holding over continues, Tenant shall pay to Landlord a monthly fee for the use and occupancy of the Premises equal to the greater of (a) the monthly fair market rental for the Premises and (b) one hundred fifty percent (150%) of the Base Rent payable for the month immediately preceding such hold over for the first 30 days and two hundred percent (200%) thereafter, and there shall be no adjustment or abatement for any partial month (together with all otherwise applicable payments of Additional Rent). The provisions of this Section shall not be deemed to limit or exclude any of Landlord’s rights of re-entry or any other right granted to Landlord hereunder, at law or in equity.

18.NO RENT DEDUCTION OR SET OFF. Tenant’s covenant to pay Rent is and shall be independent of each and every other covenant of this Lease. Tenant agrees that any claim by Tenant against Landlord shall not be deducted from Rent nor set off against any claim for Rent in any action. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any remedy provided in this Lease or at law. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.

19. CASUALTY. If the Premises or any part thereof are damaged by fire or other casualty, Tenant shall give prompt notice thereof to Landlord. If the Premises or the Building are totally or partially damaged or destroyed by fire or other casualty, thereby rendering the Premises totally or partially inaccessible or unusable, Landlord shall diligently restore and repair the Premises and the Building to substantially the same condition they were in prior to such damage. Provided that such damage was not caused by the negligence, act or omission of Tenant or any of its employees, agents, licensees, invitees or subtenants (but subject to the provisions of Section 10 of this Lease), until the repair and restoration of the Premises is completed Base Rent shall be abated for that part of the Premises that Tenant is unable to access or use without substantial interference and is not occupied while repairs are being made, based on the ratio that the amount of unusable rentable area bears to the total rentable area of the Premises. Landlord shall bear the costs and expenses of repairing and restoring the Premises and the Building, provided, however, that Landlord shall not be obligated to spend more than the net proceeds of insurance proceeds made available for such repair and restoration nor shall Landlord be obligated to repair or restore, or to pay for the repair or restoration of, any furnishings, equipment or personal property belonging to Tenant or any alterations, additions, or improvements (including carpeting, floor coverings, paneling, decorations, fixtures) made to the Premises or Building by Tenant or by Landlord at Tenant’s request or for Tenant’s benefit (but expressly excluding Landlord’s Work, which shall be restored by Landlord). It shall be Tenant’s sole responsibility to repair and restore all such items.

Notwithstanding the foregoing, (a) if there is a destruction of the Building that exceeds twenty-five percent (25%) of the replacement value of the Building from any risk, whether or not the Premises are damaged or destroyed, or (b) if Landlord reasonably believes that the repairs and restoration cannot be completed despite reasonable efforts within one hundred fifty (150) days after the occurrence of such damage, or (c) if Landlord reasonably believes that there shall be less than two (2) years remaining in the Term (exclusive of any extension options) upon the substantial completion of such repairs and restoration, or (d) if any mortgagee or lender fails or refuses to make sufficient insurance proceeds available for repairs and restoration, or (e) if zoning or other Applicable Law or regulations do not permit such repairs and restoration, Landlord shall have the right, at its sole option, to terminate this Lease by giving written notice of termination to Tenant within one hundred eighty (180) days after the occurrence of such damage, provided that Landlord is also terminating leases of other tenants similarly affected. If this Lease is terminated pursuant to the preceding sentence, all Rent payable hereunder shall be apportioned and paid through the date of termination.

In the event that (a) Landlord fails to give written notice within sixty (60) days after receipt of the Estimate (as defined below) of its intention to restore the Premises as provided herein, or (b) the Estimate indicates that the Landlord’s repair work will not be completed within one hundred eighty (180) days after the date of such damage, or (c) if any mortgagee or lender fails or refuses to make sufficient insurance proceeds available for repairs and restoration (unless Landlord agrees to fund the same) or (d) Landlord fails to restore the Premises to the condition described above within one hundred twenty (120) days after the estimated completion date in the Estimate, then Tenant may elect to terminate this Lease by written notice to Landlord to be given no later than thirty (30) days of the date last mentioned. For purposes of this Lease, “Estimate” shall mean a written and stamped opinion from a qualified general contractor giving a good faith estimate as to the duration of the repairs that will be needed to repair the damage as herein contemplated.

All time periods provided in this Section for Landlord’s performance shall be subject to extension on account of reasonable delays in effectuating a satisfactory settlement with any insurance company involved and events beyond Landlord’s reasonable control, including, without limitation, Tenant Delay (as defined in the Work Letter) and/or (for a period not to exceed 180 days) Force Majeure. In the event of any damage or destruction to the Building or Premises, it shall be Tenant’s responsibility to secure the Premises and, upon notice from Landlord, to remove forthwith, at its sole cost and expense, property belonging to Tenant or its licensees from such portion of the Premises as Landlord shall request to the extent practicable.

20.SUBORDINATION; ESTOPPEL LETTERS. This Lease is expressly subordinate to any current or future mortgage or mortgages placed on the Property and to all other documents executed in connection with any such mortgage, so long as Tenant enters into a subordination, non-disturbance and attornment agreement with a mortgagee of the Property on a commercially reasonable form. Landlord represents and warrants that, as of the date of this Lease, Needham Bank (“Landlord’s Lender”) is the holder of a mortgage secured by, among other things, the Property. Tenant agrees not to pay rent more than thirty (30) days in advance of the due date and to attorn to any party acquiring rightful possession of the Premises by or through any such mortgage. Tenant agrees that from time to time it shall deliver to Landlord or Landlord’s mortgagee or designee within ten (10) business days of the date of Landlord’s or Landlord’s mortgagees or such other designee’s request, a statement, in writing, certifying (i) that this Lease is unmodified and in full force and effect, if this is so, or if there have been modifications, that the Lease, as modified, is in full force and effect; (ii) the dates to which Rent and other charges have been paid; (iii) that, to Tenant’s knowledge, Landlord is not in default under any provisions of this Lease or, if in default, the nature thereof in detail; (iv) [intentionally omitted] and (v) such other factual statements as Landlord or Landlord’s mortgagee or designee may require. On or prior to the execution of this Lease, Landlord and Tenant shall execute and deliver to the other party the subordination, non-disturbance and attornment agreement on a form reasonably required by Landlord’s Lender; and, thereafter, within 20 days after Landlord’s written request, Tenant will enter into a subordination, non-disturbance and attornment agreement with any future mortgagee of the Property on a commercially reasonable form. Tenant’s failure to execute and deliver such statements within the time required, plus an additional five business day period following a reminder notice from Landlord, shall, at Landlord’s election, be an Event of Default and shall also be conclusive upon Tenant that (a) this Lease is in full force and effect and has not been modified except as represented by Landlord; (b) that Landlord is not in default under any provisions of this Lease and that Tenant has no right of offset, counterclaim or deduction against Rent other than as expressly provided in this Lease; and (c) not more than one month’s Rent has been paid in advance.

21.	ALTERATIONS; RESTORATION.

(A) Tenant shall not make or permit to be made any alterations, additions, or improvements in or to the Premises (“Alterations”) without first obtaining the prior written consent of Landlord which consent may be withheld in Landlord’s sole discretion. All Alterations (i) must comply with all Applicable Law, (ii) must be compatible with the Building and its mechanical, electrical, heating, ventilating, air-conditioning and life safety systems; (iii) must not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; and (iv) must not affect the integrity of the structural portions of the Building. In addition, Landlord may impose as a condition to such consent such additional, reasonable requirements as Landlord in its reasonable discretion deems necessary or desirable, including, without limitation: (a) Tenant’s submission to Landlord, for Landlord’s prior written approval, of all plans and specifications relating to the Alterations (to the extent plans and specifications are typically created for such Alterations); (b) Landlord’s prior written approval of the time or times when the Alterations are to be performed (provided that reasonable times are permitted for such work); (c) Landlord’s prior written approval of the contractors and subcontractors performing work in connection with the Alterations, which approval shall not be unreasonably withheld, conditioned or delayed; (d) Tenant’s receipt of all necessary permits and approvals from all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; (e) Tenant’s delivery to Landlord of evidence of such bonds or other customary assurances of performance such as subguard default insurance (with respect to work costing in excess of $500,000) and insurance as Landlord customarily requires from such contractors or subcontractors; (f) Tenant’s payment to Landlord of a commercially reasonable fee for Landlord’s supervision of any Alterations, not to exceed 1% of the hard costs of constructing such Alterations or, if such Alterations costs in excess of $500,000, a commercially reasonable amount not to exceed 3% of the hard costs of constructing such Alterations; (g) Tenant’s and Tenant’s contractor’s compliance with such reasonable construction rules and regulations and building standards as Landlord promulgates from time to time of which Tenant has prior written notice (which rules shall not be enforced in a discriminatory manner against Tenant), with any conflict between such rules and regulations and this Lease being resolved in favor of this Lease; and (h) Tenant’s delivery to Landlord of “as built” drawings of the Alterations in such form or medium as Landlord may reasonably require (provided that no such “as built” plans shall be required if the Alterations were not subject to plans and specifications). All direct and indirect costs relating to any modifications, alterations or improvements of the Building, whether outside or inside of the Premises, required by any governmental agency or by Applicable Law as a condition or as the result of any Alteration requested or effected by Tenant shall be borne by Tenant. Tenant shall not permit any mechanic’s lien or other liens to be placed upon the Premises or the Building as a result of any materials, services or labor ordered by or provided to Tenant or any of Tenant’s agents, officers, or employees (other than inchoate liens). Without waiving any other rights or remedies under this Lease, Landlord may bond or insure or otherwise discharge any such lien not discharged or bonded over within 15 days after the same has been placed on the Premises or Property (the parties acknowledging that a notice of contract is not a lien for the purposes of this sentence) and Tenant shall reimburse Landlord for any amount paid by Landlord in connection therewith as Additional Rent upon demand. Subject to Landlord’s reasonable approval of the plans therefor, Tenant may utilize glass treatments on the interior windows and doors of the Premises if reasonably necessary to protect the privacy of activities within the Premises (to the extent the same would otherwise be visible from the street level adjacent to the Building) and install its own security system within the Premises. Landlord acknowledges that frosted glass on the interior windows and doors within the Premises is a reasonable window treatment for purpose so the immediately preceding sentence.

(B) Upon the expiration or earlier termination of the Lease, Tenant shall surrender the Premises in the condition in which it was delivered to Tenant, reasonable wear and tear and damage by casualty or condemnation excepted. Tenant shall remove any and all Alterations, trade fixtures, equipment, data/telecommunications cabling and wiring installed by or on behalf of Tenant (to the extent not connected at both ends or cut and capped at interior walls in compliance with applicable codes) and furniture from the Premises and Tenant shall fully restore and repair any damage, including any structural damage, occasioned by the removal of the same. Notwithstanding the foregoing, Landlord may require, by notice given at least 90 days prior to Lease expiration, that Tenant not remove any or all Alterations and any such Alteration or Alterations shall become a part of the Building and shall belong to Landlord without compensation, and title thereto shall pass to Landlord under this Lease as by a bill of sale. At Landlord’s election, all Alterations, trade fixtures, equipment, wire and cable, furniture, fixtures, other personal property not removed shall conclusively be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant or to any other person and without obligation to account for them. Tenant shall pay Landlord all reasonable expenses incurred in connection with Landlord’s disposition of such property, including without limitation the cost of repairing any damage to the Building or the Premises caused by removal of such property, and shall hold Landlord harmless from loss, liability, or expense arising from the claims of third parties such as Tenant’s lenders whose loans are secured by such property. Tenant’s obligations under this Section shall survive the end of this Lease.

Notwithstanding the foregoing or anything to the contrary contained herein, Landlord’s consent shall not be required for interior non-structural alterations or improvements to the Premises, including without limitation the installation, repair, replacement and relocation from time to time of Tenant’s personal property, trade fixtures, equipment and furnishings (to the extent the foregoing constitute alterations); provided such interior non-structural alterations or improvements cost less than $10.00 per square foot of the Premises per alteration.

22.DEFAULT; REMEDIES.

(A) In addition to any other acts or omissions designated in this Lease as Events of Default, each of the following shall constitute an Event of Default by Tenant hereunder: (i) the failure to make any payment of Rent or any installment thereof or to pay any other sum required to be paid by Tenant under this Lease or under the terms of any other agreement between Landlord and Tenant within five (5) days after notice that such amount is past due (provided that no such notice shall be required more than one time in any 12 month period for any payments of Base Rent or Additional Rent on account of Operating Expenses or Taxes); (ii) the use or occupancy of the Premises for any purpose other than the Permitted Use without Landlord’s prior written consent or the conduct of any activity in the Premises which constitutes a violation of Applicable Law; (iii) if the interest of Tenant or any part thereof under this Lease shall be levied on under execution or other legal process and said interest shall not have been cleared by said levy or execution within thirty (30) days from the date thereof; (iv) if any voluntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by Tenant or any guarantor of the Lease, or if any involuntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed against Tenant or any guarantor of the Lease or if a receiver shall be appointed for Tenant or any guarantor or any of the property of Tenant or guarantor and in any event is not discharged or dismissed within sixty (60) days thereafter; (v) if Tenant or any guarantor of the Lease shall make an assignment for the benefit of creditors or if Tenant shall admit in writing its inability to meet Tenant’s debts as they mature; (vi) if any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially and adversely changed, except, in each case, as permitted in this Lease, or mutually agreed to in writing by the parties; (vii) if Tenant shall fail to discharge or bond over any lien placed upon the Premises in violation of this Lease within 20 days after the same has been placed upon the Premises; (viii) if any Security Deposit required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease, or mutually agreed to in writing by the parties; (ix) if Tenant shall abandon or vacate the Premises during the Term; (x) if Tenant shall fail to execute and deliver an estoppel certificate or subordination agreement as and when required hereunder; or (xi) the failure to observe or perform any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and which Tenant has not corrected within thirty (30) days after written notice thereof to Tenant; or if said failure reasonably requires a longer period to cure, then provided Tenant promptly commences and diligently and continuously pursues such cure Tenant shall have such additional time as is necessary for the purposes of consummating such curative action not to exceed ninety (90) consecutive days in the aggregate.

(B) Upon the occurrence of an Event of Default by Tenant, Landlord may, at its option, with or without notice or demand of any kind to Tenant or any other person (except as expressly required herein or by applicable law), exercise any one or more of the following described remedies, in addition to all other rights and remedies provided at law, in equity or elsewhere herein, and such rights and remedies shall be cumulative and none shall exclude any other right allowed by Applicable Law:

(i) Landlord may terminate this Lease, repossess and re-let the Premises, in which case Landlord shall be entitled to recover as damages (in addition to any other sums or damages for which Tenant may be liable to Landlord for the period prior to such election) a lump sum equal to the greater of (A) an amount equal to the total Rent that would have been payable during the twelve (12) month period (or lesser period then remaining in the term) immediately following the termination of this Lease if this Lease had not been terminated as a result of an Event of Default, or (B) the amount (if any) by which the aggregate of the unpaid Rent and all other sums payable under this Lease for the balance of the Term (as if the Lease had not been terminated and assuming Operating Expenses and Taxes increased three (3%) percent per year) exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could be reasonably avoided, with such difference being discounted to present value at the federal funds rate (but in no event less than zero percent) Should the fair market rental value of the Premises for the balance of the Term (after deduction of all anticipated expenses of reletting) exceed the value of the Rent to be paid by Tenant for the balance of the Term, Landlord shall have no obligation to pay to or otherwise credit Tenant for any such excess amount. Landlord and Tenant specifically acknowledge and agree that accelerating the Rent as liquidated damages is fair and reasonable because, among other reasons, each of the foregoing defaults is significant and material and the parties cannot foresee when in the Term any such default may occur, what the commercial rental market for the Premises may be at the time of such default, what the cost of finding a substitute tenant may be at such time, or how long the premises may remain vacant following any such default

(ii) Landlord may, without terminating the Lease, terminate Tenant’s right of possession, repossess the Premises including, without limitation, removing all or any part of Tenant’s personal property in the Premises (after notice to Tenant) and to place such personal property in storage or a public warehouse at the expense and risk of Tenant, and relet the same for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to decorate, repair, remodel or alter the Premises. Tenant shall pay to Landlord as damages a sum equal to all Rent under this Lease for the balance of the Term unless and until the Premises are relet. If the Premises are relet, Tenant shall be responsible for payment upon demand to Landlord of any deficiency between the Rent as relet and the Rent for the balance of this Lease, all costs and expenses of reletting, and all reasonable decoration, repairs, remodeling, alterations, additions and collection of the Rent accruing therefrom to the extent allocable to the remainder of the Term. Tenant shall not be entitled to any rents received by Landlord in excess of the Rent provided for in this Lease. No re-entry or taking possession of the Premises by Landlord shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination, as set forth in Section 22(b)(ii) above, Landlord may at any time thereafter elect to terminate this Lease for any breach, and in addition to the other remedies it may have, recover as damages (in addition to any other sums or damages for which Tenant may be liable to Landlord) a lump sum equal to the amount by which the present value of the excess Rent remaining to be paid by Tenant for the balance of the Term of the Lease exceeds the fair market rental value of the Premises, after deduction of all anticipated expenses of reletting. In the event Landlord repossesses the Premises as provided above, Landlord may (with prior notice to Tenant) remove all persons and property from the Premises and store any such property at the cost of Tenant, without liability for damage; and

(iii) Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant hereunder, make any payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease. All sums so paid by Landlord and all necessary incidental costs shall be payable to Landlord as Additional Rent on demand and Tenant covenants to pay such sums in accordance with the terms and conditions of this Lease.

(C)[Intentionally Omitted ] .

(D)Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord (except to the extent the same would result in double recovery of any such amounts by Landlord).

(E)Tenant shall promptly pay upon notice, as Additional Rent, all reasonable out of pocket costs, charges and expenses incurred by Landlord (including, without limitation, reasonable fees and out-of-pocket expenses of legal counsel, collection agents, and other third parties retained by Landlord) together with interest thereon at the rate set forth in Section 5 of this Lease, in collecting any amount due from Tenant, enforcing any obligation of Tenant hereunder following an Event of Default, or preserving any rights or remedies of Landlord following an Event of Default; and Tenant shall pay all reasonable attorneys’ fees and expenses arising out of any litigation, or settlement negotiation in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned.

(F)No waiver of any provision of this Lease shall be implied by any failure of either party to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver by either party shall be valid unless in writing and shall not affect any provision other than the one specified in such written waiver and that provision only for the time and in the manner specifically stated in the waiver. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of Rent shall not waive or affect said notice, suit or judgment. Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease or applicable law.

23.NOTICES. All notices permitted or required hereunder shall be in writing and (i) delivered personally, (ii) sent by U.S. certified mail, postage prepaid, with return receipt requested, or (iii) sent overnight by nationally recognized overnight courier and sent to the respective parties at the Notice Addresses provided in Section 1 of this Lease, together with electronic mail notices to Tenant and/or Landlord at the e-mail addresses provided below where applicable. Notices shall be deemed given upon receipt or upon refusal to accept delivery. Notices may be given by an agent on behalf of Landlord or Tenant. Any notice to Tenant regarding a payment due hereunder shall also be sent by electronic mail to [***]. Any other notice to Tenant hereunder shall also be sent by electronic mail to [***]. Any notice to Landlord hereunder shall also be sent by electronic mail to [***] and [***].

24.EMINENT DOMAIN. If during the Term (a) the whole of the Premises or the Building shall be taken by any governmental or other authority having powers of eminent domain or conveyed to such entity under threat of the exercise of such power or (b) any part of the Premises or the Building shall be so taken or conveyed and as a result, the remainder of the Premises or the Building has been rendered impractical, in Landlord’s sole judgment, for the operation of Landlord’s rental activities on the Property, this Lease shall terminate on the date of the taking or conveyance, and rent shall be apportioned to the date thereof, provided that Landlord is also terminating the leases of any other tenants similarly affected. Tenant shall have no right to any apportionment of or any share in any condemnation award or judgment for damages made for the taking or conveyance of any part of the Premises or the Building (nothing herein prohibiting Tenant from making a separate claim for its loss of personal property and moving or relocation expenses, if any). If any portion of the Premises, all reasonable access thereto, or such portions of the Building or Property are taken such that Tenant cannot reasonably use and enjoy the Premises in accordance with this Lease, then Tenant may terminate this Lease upon notice to Landlord, such termination to take affect as of the date of the taking or conveyance. Rent shall equitably abate with respect to any portion of the Premises so taken or conveyed.

25.QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease within applicable notice and cure periods, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord or anyone claiming by, through or under Landlord, subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance on account of the provisions of this Section 25.

26.RULES AND REGULATIONS. Tenant agrees to comply with (and cause its agents, contractors, employees and invitees to comply with) the rules and regulations attached hereto as Exhibit C and with such reasonable modifications thereof and additions thereto as Landlord may from time to time make upon advance written notice to Tenant. Landlord agrees to enforce the rules and regulations uniformly against all tenants of the Property. Landlord shall not be liable, however, for any violation of said rules and regulations by other tenants or occupants of the Building or Property. To the extent of any conflict between the terms of such rules and regulations and this Lease, the terms of this Lease shall govern.

27.	ENVIRONMENTAL.

(A) “Environmental Laws” shall mean all federal, state and local laws (including, without limitation, case and common law), statutes, regulations, rules, ordinances, guidance, permits, licenses, grants, orders, decrees and judgments relating to the environment, human health and safety. “Hazardous Substances” shall mean all explosive materials, radioactive materials, hazardous or toxic materials, wastes, chemicals or substances, petroleum, petroleum by-products and petroleum products (including, without limitation, crude oil or any fraction thereof), asbestos and asbestos-containing materials, radon, lead, polychlorinated biphenyls, mold, urea-formaldehyde, and all materials, wastes, chemicals and substances that are regulated by any Environmental Law. Tenant shall not (i) manufacture, generate, utilize, store, handle, treat, process, or release any Hazardous Substances at, in, under, from or on the Premises or Property or (ii) suffer or permit to occur any violation of Environmental Laws with respect to the Premises or Property. Except to the extent of any Excluded Matters (as defined below), Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord and at Tenant’s sole cost) and hold harmless Landlord and its partners, managers, members, officers, directors, employees, agents, successors, grantees, assigns and mortgagees from any and all claims, demands, liabilities, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action and losses of any and every kind and nature, including, without limitation, diminution in value of the Property, damages for the loss or restriction on use of the rentable or usable space or of any amenity, natural resource damages, damages arising from any adverse impact on leasing space on the Premises or Property, and sums paid in settlement of claims and for attorney’s fees, consultant’s fees and expert’s fees that may arise during or after the Term or any extension of the Term in connection with any breach by Tenant of the covenants contained in this section, the presence, release or threatened release of Hazardous Substances at, in, under, from, to or on the Premises or Property arising out of Tenant’s use of the Premises and/or otherwise caused by or as a result of Tenant as a result of Tenant’s activities at the Property, or any violation or alleged violation of any Environmental Laws arising out of Tenant’s use of the Premises and/or otherwise caused by or as a result of Tenant’s activities at the Property. For purposes of this section, the term “costs” includes, without limitation, costs, expenses and consultant’s fees, expert’s fees and attorney’s fees incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, restoration, monitoring or maintenance work. This covenant of indemnity shall survive the termination of this Lease. Notwithstanding the foregoing, the prohibition contained herein shall not apply to ordinary office and cleaning products that may contain de minimis quantities of Hazardous Substances, provided such products are used in compliance with Environmental Laws; however, Tenant’s indemnification obligations are not diminished with respect to the presence of such products. Tenant shall promptly notify Landlord of any Release or threatened Release at, in, under, from, to or on the Premises or Property of which Tenant has knowledge. Landlord shall be responsible for the remediation and abatement of any Hazardous Substances at the Property other than to the extent arising out of Tenant’s use of the Premises (the “Excluded Matters”). Except as disclosed in that certain environmental report furnished by Landlord to Tenant prior to the date hereof, which Landlord is furnishing to Tenant without representation or warranty, and without any reliance rights, and for Tenant’s information only, to the best of Landlord’s actual knowledge, Landlord represents and warrants to Tenant that, as of the Commencement Date, the Premises and Common Areas shall be free of Hazardous Substances in violation of Legal Requirements.

(B) Tenant shall not suffer or permit to occur any violation of Environmental Laws with respect to the Premises or Property on account of any person acting by, through, or under Tenant as a result of Tenant’s activities on the Property. Tenant shall not Release any Hazardous Substance at, in, under, from, or on the Premises or Property. Tenant shall not manufacture, generate, treat or process any Hazardous Substances, on the Premises or Property. Tenant shall not utilize, store or handle any Hazardous Substances, on the Premises or Property except those which are necessary and customary in the ordinary course of Tenant’s business and the Permitted Use, and provided that in doing so Tenant complies with all Environmental Laws. Tenant shall not install any underground storage tanks for any Hazardous Substances at the Property. Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord and at Tenant’s sole cost) and hold harmless Landlord and its partners, managers, members, officers, directors, employees, agents, successors, grantees, assigns and mortgagees from any and all claims, demands, liabilities, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action and losses of any and every kind and nature, and sums paid in settlement of claims and for attorney’s fees, consultant’s fees and expert’s fees that may arise during or after the Term or any extension of the Term in connection with any breach by Tenant of the covenants contained in this Section , the presence, Release or threatened Release of Hazardous Substances at, in, under, from, to, about or on the Premises or Property, or any violation or alleged violation of any Environmental Laws. For purposes of this Section, the term “costs” includes, without limitation, costs, expenses and consultant’s fees, expert’s fees and attorney’s fees incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, restoration, monitoring or maintenance work. This covenant of indemnity shall survive the expiration or termination of this Lease.

(C)Tenant shall promptly notify Landlord and provide copies upon receipt of all written complaints, claims, citations, demands, inquiries, reports, notices or requests for information relating to the condition of the Premises with respect to Hazardous Materials or compliance with Environmental Laws at the Premises. Tenant shall promptly supply Landlord with copies of all notices, reports, correspondence, and submissions exchanged between Tenant and the United States Environmental Protection Agency, the United States Occupational Safety and Health Administration, and any other local, state, or federal authority which requires submission of any information pursuant to Environmental Laws with respect to Tenant’s operations at the Premises. Tenant shall immediately notify Landlord of any actions brought against Tenant which pertains to Environmental Laws on account of Tenant’s activity at the Premises or Property and provide Landlord, from time to time upon Landlord’s request, with periodic updates as to the status of the same. Tenant shall keep the Premises free of any lien imposed pursuant to any Environmental Law on account of Tenant and shall promptly notify Landlord of any such lien, whether actually imposed or threatened to be imposed.

(D)Landlord and Landlord’s agents, servants, and employees including, without limitation, legal counsel and environmental consultants and engineers retained by Landlord, may (but without the obligation or duty so to do), at any time and from time to time, inspect the Premises and any documentation which Tenant is required by Applicable Law to maintain with respect to any Hazardous Substance (including, without limitation, “Material Safety Data Sheets” as such term is defined under Environmental Laws) at the Premises to determine whether Tenant is complying with Tenant’s obligations set forth in this Section , and to perform environmental inspections and samplings. If Tenant is not in compliance with Tenant’s obligations set forth in this Section within applicable notice and cure periods or is otherwise in violation of any Environmental Laws then such may constitute an Event of Default under the Lease and Landlord may (but without the obligation or duty to do so), in addition to Landlord’s other remedies available under this Lease, at law or in equity, enter upon the Premises immediately and take such action as Landlord in its sole judgment deems appropriate and Landlord shall not be liable for any interference caused by Landlord’s entry and remediation efforts. The out-of-pocket costs of any remediation performed by Landlord pursuant to this Section (including, without limitation, transportation and storage costs) shall be paid by Tenant as Additional Rent on demand.

(E)Landlord may, at Tenant’s sole cost and expense, cause a certified industrial hygienist or a qualified engineering or environmental firm or a licensed site professional (collectively, the

“Environmental Consultant”) to inspect the Premises and/or Property and in the event that Tenant has caused a Release or threatened Release of Hazardous Substances, Tenant shall, at its sole cost and expense, promptly remediate such Hazardous Substances to the extent required by and in compliance with Environmental Laws for unrestricted use of the Property and Premises for the Permitted Use. Alternatively, Landlord may elect, at Tenant’s sole cost and expense, to remediate in lieu of Tenant such Hazardous Substances. If Tenant has caused a Release or threatened Release of Hazardous Substances, Tenant shall pay Landlord the out-of-pocket costs and expenses of the Environmental Consultant and the costs and expenses of any such remediation as Additional Rent on demand.

28.FINANCIAL STATEMENTS. From time to time, but not more often than twice each year, if Tenant’s financial statements are not publicly available, Tenant shall furnish Landlord within fifteen (15) business days of such request copies of financial statements showing Tenant’s current financial condition and the results of the previous year’s operations which shall be certified as true, correct and complete in all material respects by the chief financial officer, or other responsible officer, of Tenant.

29.BROKERS. Landlord utilized the services of Lincoln Property Group (the “Listing Broker”) and Tenant utilized the services of Colliers International (the “Non-Listing Broker”) in connection with this Lease. Tenant represents to Landlord that Tenant did not involve any other brokers in procuring this Lease. Landlord represents to Tenant that Landlord did not involve any other brokers in procuring this Lease. Landlord shall pay a commission to the Non-Listing Broker and the Listing Broker as is agreed to by the parties per a separate agreement. Tenant agrees to forever indemnify, defend and hold Landlord harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted against or incurred by Landlord by any broker other than the Listing Broker and Non-Listing Broker as a result of any misrepresentation by Tenant hereunder. Landlord agrees to forever indemnify, defend and hold Tenant harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted against or incurred by Tenant by any broker other than the Listing Broker and Non-Listing Broker as a result of any misrepresentation by Landlord hereunder or Landlord’s failure to pay the same when due.

30.	RIGHT OF FIRST OFFER TO LEASE ADDITIONAL SPACE.

(A) Provided that (i) no Event of Default then exists and no condition exists which, with the giving of notice or passage of time or both, would constitute an Event of Default hereunder, (ii) this Lease is then in full force and effect, (iii) the Tenant named herein has not (x) assigned this Lease other than pursuant to a Permitted Transfer, or (y) sublet of more than 25% of the Premises under then-effective sublease(s), if, at any time during the Term, all or any portion of that certain space that is located on the first (1st) floor of the Building and then contiguous to the Premises (“ROFO Space”) is or will be “available for lease” and Landlord desires to lease such space, Landlord shall notify Tenant. Landlord’s notice shall identify the space available (the “Offered Space”), set forth the terms and conditions on which it is willing to lease the Offered Space including the rental rate (the “Proposed Rent”), the term (which may not be coterminous with the Term applicable to the Premises), and the date on which such Offered Space is expected to be available (collectively, the “Terms”). Tenant shall thereupon have the right and option to lease the

Offered Space on the Terms by delivering notice to Landlord within ten (10) business days after receipt of Landlord’s notice, time being of the essence. If Tenant elects to lease the Offered Space, it shall, within twenty (20) days after such election, enter into an amendment to this Lease on a form prepared by Landlord incorporating the Offered Space as part of the Premises subject to the Terms and the other terms and conditions of this Lease.

(B)If Tenant shall not elect to lease the Offered Space within such 10-business day period, or fails to enter into such an amendment to this Lease within such 20-day period (provided that such amendment is consistent with the terms of this Section), then Tenant shall have no further rights under this Section with respect to the Offered Space until and unless (1) Landlord enters into a lease for such space and thereafter such space once again becomes available for lease, or (2) Landlord has failed to enter into a lease for the Offered Space within nine (9) months following the date of the ROFO Notice, then in either case, Landlord shall once again offer such space to Tenant pursuant to the terms of this Section 30.

(C)Space shall not be deemed to be “available for lease” if such space is the subject of any option or commitment now held by another tenant as further set forth on Exhibit F or the renewal or extension of an expiring lease with a then existing tenant. Landlord shall not be liable for any damages for any holdover tenant or other occupant of any Offered Space. If for any reason Landlord is unable to deliver possession of the Offered Space due to a holdover tenant or other occupant in the Offered Space, Landlord shall not be liable to Tenant for any resultant loss or damage and this Lease shall not be affected in any way, except that Tenant shall have the right to rescind its exercise of its right to lease such Offered Space.

(D)Notwithstanding anything to the contrary contained herein, Tenant’s right of first offer to lease the ROFO Space shall be subject to the rights of any other tenant(s) of the Property held by another tenant as of the date hereof, as further set forth on Exhibit F; and, nothing provided herein shall be deemed to grant Tenant a superior right to lease the ROFO Space over any existing tenant(s) of the Property as of the date of this Lease that is identified on Exhibit F.

31.MISCELLANEOUS.

(A)	Time is of the essence of this Lease and each of its provisions.

(B)This Lease and all covenants and agreements herein contained shall be binding upon, apply, and inure to the respective heirs, executors, successors, administrators and assigns of all parties to this Lease (subject to the provisions of Section 14 hereof).

(C)This Lease contains the entire agreement of the parties, all other and prior representations, negotiations and agreements whether written or oral, or if made by agent, manager or other employees of Landlord to the contrary. having been merged herein and extinguished hereby. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon either party hereto unless in writing signed by both parties.

(D)The captions of sections and subsections of this Lease are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such sections or subsections.

(E)Interpretation of this Lease shall be governed by the laws of the state or commonwealth in which the Premises is located, without regard to conflict of laws. Tenant irrevocably submits to the nonexclusive jurisdiction of the courts of said state or commonwealth and agrees that all suits, actions, claims or proceedings shall be heard and determined in such courts. Tenant waives any objection which it may have at any time to the laying of venue of any suit, action, claim or proceeding arising out of or relating to this Lease.

(F)This Lease is and shall be deemed and construed to be the joint and collective work product of Landlord and Tenant and, as such, this Lease shall not be construed against either party, as the otherwise purported drafter of same, by any court of competent jurisdiction in order to resolve any inconsistency, ambiguity, vagueness or conflict, if any, in the terms or provisions contained herein.

(G)In the event that either party thereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of pandemics (COVID-19 or otherwise), strikes, lock-outs, labor troubles, inability to procure labor, inability to procure materials or equipment or reasonable substitutes therefore, failure of power, fire or other casualty, restrictive government laws or regulations, judicial orders, enemy or hostile government actions, riots, insurrection or other civil commotions, war or other reason of a like nature not at the fault of the party delayed in performing any act as required under the terms of this Lease (“Force Majeure”), then performance of such act shall be excused for the period of delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Force Majeure shall not operate to excuse Tenant from the prompt payment of Rent or excuse either party from promptly making any other payments required under the terms of this Lease.

(H)Tenant shall reimburse Landlord as Additional Rent on demand for all reasonable out-of-pocket expenses, including without limitation legal, engineering or other professional services or expenses incurred by Landlord in connection with any requests by Tenant for consents or approvals hereunder (but in no event to exceed $7,5000 in any one instance).

(I)A final determination by a court of competent jurisdiction that any provision of this Lease is invalid shall not affect the validity of any other provision, and any provision so determined to be invalid shall, to the extent possible, be construed to accomplish its intended effect.

(J)If more than one person or entity shall ever be Tenant, the liability of each such person and entity shall be joint and several.

(K)If Tenant is a corporation, a limited liability company, an association or a partnership, it shall, concurrently with the signing of this Lease, at Landlord’s option, furnish to Landlord certified copies of the resolutions of its board of directors (or of the executive committee of its board of directors) or consent of its members or partners authorizing Tenant to enter into this Lease or other evidence of authority satisfactory to Landlord. Moreover, Tenant represents and warrants that each individual executing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease and that Tenant is a duly organized corporation, limited liability company, association or partnership under the laws of the state of its incorporation or formation, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the laws of the state of its incorporation or formation and the laws of the jurisdiction in which the

Building is located, has the power and authority to enter into this Lease, and that all corporate or partnership action requisite to authorize Tenant to enter into this Lease has been duly taken.

(L)The submission of this Lease to Tenant is not an offer to lease the Premises, or an agreement by Landlord to reserve the Premises for Tenant. Landlord shall not be bound to Tenant until Tenant has duly executed and delivered an original Lease to Landlord and Landlord has duly executed and delivered an original Lease to Tenant. Notwithstanding the Commencement Date or Commencement Date contemplated in Section 1 hereof, this Lease shall take effect and be binding upon the parties hereto as of its execution and delivery.

(M)This Lease may be executed in any number of counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature to this Lease transmitted via facsimile (or other electronic means) shall be deemed an original signature and be binding upon the parties hereto. The exchange of executed copies of this Lease by Portable Document Format (PDF) transmission (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)) shall constitute effective execution and delivery of this Lease as to the parties for all purposes, and signatures of the parties transmitted by facsimile or PDF, including any electronic signature as aforesaid, shall be deemed to be their original signatures for all purposes.

(N)Tenant represents and warrants to Landlord that neither Tenant nor, to Tenant’s knowledge, any of Tenant’s members, shareholders or other equity owners, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Landlord represents and warrants to Tenant that neither Landlord nor to Landlord’s knowledge, any of Landlord’s members, shareholders or other equity owners, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

32. PARKING. Tenant shall be entitled to the non-exclusive use, on a first come-first serve basis, of not more than thirty (30) parking spaces (i.e., 2.4 spaces per 1,000 rentable square feet) in parking areas located on the Property and reasonably designated by Landlord, at no cost to Tenant.

Landlord shall not be obligated to enforce parking limits. Tenant shall not use any parking space designated by Landlord as visitor parking (other than by Tenant’s visitors) or as exclusive to other parties. If Tenant uses parking in excess of that provided for herein, and if such excess use occurs on a regular basis, and if Tenant fails, after written notice from Landlord of any one violation, to reduce its excess use of the parking areas, then such excess use shall constitute an Event of Default if not cured within applicable notice and cure periods.

Notwithstanding the foregoing or anything to the contrary in this Lease, Landlord may temporarily relocate parking for tenants in the Building, including Tenant, to another location off the Property (within a reasonable distance from the Premises, unless a shuttle or valet service is provided by Landlord at Landlord’s cost) in connection with the development of an additional building or parking structure on the Property, provided that Landlord provides Tenant with other parking at Landlord’s sole cost and expense, and, in connection with such temporary relocation, Tenant hereby acknowledges and agrees that the minimum parking space required to be furnished to Tenant on the Property that are set forth above shall not be required to be maintained by Landlord on the Property during the construction of such structure on the Property. Any such temporary relocation shall not exceed five hundred and fifteen (515) days in duration.

33.SIGNAGE. Subject to Landlord’s review and approval, Tenant, at Landlord’s expense, shall be entitled to Building standard suite entry and directory signage. Landlord may specify that the design of such signage be similar to, or consistent with, the design and location of other signs identifying tenants in the Building. Tenant may use its corporate logo on any signage. Such signage shall be subject to all Applicable Law and ordinances.

34.SUBSTITUTION OF PREMISES. At any time after the date of execution of this Lease, Landlord may, but on no more than one occasion during the Term, substitute other premises in the Building for the Premises (“Substitute Premises”), in which event the Substitute Premises shall be deemed to be the Premises for all purposes under this Lease upon delivery of the same to Tenant in the condition required by this Lease; provided, however, that: (i) the Substitute Premises shall be located in the Building, in contiguous space on a single floor, shall be no less than the Premises in square footage, and at least equivalent in appropriateness for the Permitted Use, with tenant improvements that are constructed at Landlord’s sole cost and expense to replicate the tenant improvements existing (or required to be existing pursuant to this Lease) in the Premises in accordance with a mutually agreeable plan; (ii) Landlord shall pay the reasonable expense of, and arrange for, the moving Tenant, its property and equipment to the Substitute Premises in a manner reasonably acceptable to Tenant; (iii) there is no material interruption in Tenant’s business as a result of such relocation (e.g., any move occurs outside of Tenant’s normal business hours in the Premises, such as over a weekend), and (iv) Landlord shall give to Tenant not less than 180 days’ prior written notice of such substitution. In no event shall tenant have any obligation to pay more in Base Rent or Additional Rent on account of any Substitute Premises. Following any such notice of Landlord’s intent to relocate the Premises in accordance with this Section 34, Landlord and Tenant shall enter into a mutually agreeable amendment to this Lease memorializing the same. If the substitution occurs in accordance with the terms and conditions of this Section 34 prior to the occurrence of the Commencement Date, Tenant shall be entitled to an increase in the Landlord’s Work Cost Cap in an amount equal to $60 per square foot of any additional rentable square feet within the substituted Premises, and in no event shall any Tenant Delay be deemed to occur on account of such substitution or the need to revise Tenant’s Site Plan to reflect the substituted Premises.

35. CERTAIN RIGHTS RESERVED TO LANDLORD. Landlord reserves the following rights, each of which Landlord may exercise without notice or liability to Tenant, and the exercise of any such rights in compliance with this Lease shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of Rent or any other claim: (a) to enter the Premises upon reasonable prior notice to Tenant subject to this Section 35 for the purposes of examining the same or to make repairs or alterations or to provide any service; (b) to change the arrangement and/or locations of entrances, or passageways, doors and doorways, and corridors, windows, elevators, stairs, parking areas and any other common areas, other than with respect to the Premises, (c) to change the name or street address of the Building or the suite number of the Premises on at least 30 days’ prior notice to Tenant; (d) to install, affix and maintain any and all signs on the exterior or interior of the Building; (e) to make repairs, decorations, alterations, additions or improvements, whether structural or otherwise, in, about and to the Building or common areas and for such purposes temporarily close doors, corridors and other areas of the Building and to temporarily interrupt or temporarily suspend services or use of common areas in connection with the same; (f) to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises~~;~~ subject to this Section 35; (g) to grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building (other than in a manner that materially adversely affects Tenant’s right to occupy the Premises); (h) to show the Premises at reasonable times within the final 12 months of the Term; (i) to install, use and maintain in and through the Premises pipes, conduits, wires and ducts serving the Building provided the same are installed behind walls, above ceilings, and below floors (or, to the extent that ceilings of the Premises are exposed on the Commencement Date, within the customary space beneath an exposed ceiling that is used for Building mechanical equipment in similar first class office space); (j) to reasonably approve the weight, size and location of safes or other heavy equipment or other articles which may be located in the Premises and to reasonably determine the time and manner in which such articles may be moved in, about or out of the Building or Premises; and (k) to take any other action which Landlord deems reasonable in connection with the operation, maintenance, repair, replacement, marketing or preservation of the Premises or Building. Landlord shall conduct any of its activities under this Section 35 in a manner consistent with similar office buildings in the Lexington, Massachusetts area and in a manner that does not unreasonably interfere with Tenant’s use and occupancy of the Premises, access thereto, or otherwise result in a breach of this Lease. Tenant shall have a right to accompany any such access other than in the event of an emergency threatening life or property. Landlord acknowledges that Tenant may designate limited areas of the Premises as “secure areas” where confidential information may be kept by Tenant, and Landlord’s access to such areas shall require Tenant to accompany Landlord at all times in connection with such entry (other than in the event of an emergency threatening life or property). The reduction or elimination of Tenant’s light, air or view by (i) the construction of additional buildings at a distance from the Building that is greater than the setback requirement established by the Town of Lexington and other applicable laws (without the application of any zoning or other relief), (ii) the construction of electrical transformers, generator equipment, or other similar equipment and fixtures in a manner consistent with similar office complexes in suburban office parks located in the Greater Boston area, or (iii) the temporary repair and maintenance of the exterior windows or façade of the Building for reasonable periods, shall not affect Tenant’s liability under this Lease~~,~~ nor shall it create any liability of Landlord to Tenant.

36.LEASE COMMENCEMENT/ACCEPTANCE OF PREMISES. At Landlord’s request, Landlord and Tenant shall enter into a commencement letter agreement (the “Commencement Letter”) in form substantially similar to that attached hereto as Exhibit D within 15 days after Landlord’s delivery of the same to Tenant, provided that failure to enter into any such agreement shall not be deemed to modify or amend the Commencement Date under this Lease or Tenant’s obligation to pay rent when due.

37.WAIVER OF RIGHT TO JURY TRIAL. LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, AND/OR TENANT’S USE OR OCCUPANCY OF THE PREMISES OR BUILDING (INCLUDING ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAWS, STATUTES, REGULATIONS, CODES OR ORDINANCES).

38.RECORDING. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, and Landlord, upon the request of Tenant, shall execute and acknowledge a short form memorandum of this Lease for recording purposes.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

TENANT:		LANDLORD:

UNIQURE, INC.		NRL 91 HARTWELL LLC

By:	/s/ Matt Kapusta	By:	/s/*
Name: Matt Kapusta		Name: Christopher Flagg
Title: CEO		Title: President

Date:	February 1, 2022	Date:	February 1, 2022

EXHIBIT A-1

PROPERTY DESCRIPTION

That certain parcel of land situate in Lexington, in the County of Middlesex and Commonwealth of Massachusetts described as follows:

SOUTHEASTERLY by Hartwell Avenue, two hundred thirty-seven and 47/100 feet;

SOUTHEASTERLY by a curving line forming the junction of said Hartwell Avenue and Hartwell Place, as shown on the plan hereinafter mentioned, thirty nine and 27/100 feet;

SOUTHWESTERLY five hundred thirty-two and 23/100 feet;

SOUTHWESTERLY, SOUTHERLY and SOUTHEASTERLY one hundred ninety and 25/100 feet, by said Hartwell Place;

SOUTHERLY by lot 9 on said plan, three hundred seventy-four and 57/100 feet;

SOUTHWESTERLY three hundred sixty-seven and 65/100 feet;

NORTHWESTERLY thirty-one and 12/100 feet;

NORTHWESTERLY again eight hundred ninety and 63/100 feet, by land now or formerly of The United States of America; and

NORTHEASTERLY by said United States of America land and by land now or formerly of John W. O’Connor et al, nine hundred thirty-three and 87/100 feet.

Said parcel is shown as lot 10 on said plan, (Plan No. 31330D).

All of said boundaries are determined by the Court to be located as shown on a subdivision plan, as approved by the Court, filed in the Land Registration Office, a copy of which is filed in the Registry of Deeds for the South Registry District of Middlesex County in Registration Book 835, Page 146, with Certificate 141096.

Exhibit A - 1

EXHIBIT A

THE PREMISES

[See Attached]

Exhibit A - 2

EXHIBIT B

ADDITIONAL STIPULATIONS

These additional stipulations are a part of the Lease dated January 14, 2022 by and between NRL 91 HARTWELL LLC, a Delaware limited liability company and UNIQURE, INC., a Delaware corporation for the Premises located as 91 Hartwell Avenue, Lexington, MA 02421.

EXTENSION OPTION. So long as there exists no default either at the time of exercise or on the first day of the Extension Term (as hereinafter defined) and Tenant has not assigned this Lease in whole or in part other than to a Permitted Transferee nor are sublets of more than 25% of the Premises in effect as of the commencement of the Extension Term, Tenant shall have the option to extend the Term for one (1) additional five (5) year period (the “Extension Term”) upon written notice to Landlord given not less than nine (9) months and not more than twelve (12) months prior to the expiration of the Term. If Tenant fails to exercise its option to extend the Term strictly within the time period set forth in this section, then Tenant’s option to extend the Term shall automatically lapse and be of no further force or effect. In the event that Tenant exercises the option granted hereunder, the Extension Term shall be upon the same terms and conditions as are in effect under this Lease immediately preceding the commencement of such Extension Term except that the Base Rent due from the Tenant shall be modified as provided herein, and Tenant shall have no further right or option to extend the Term or to any additional abatements, improvement allowance or other inducements on account of the Extension Term. If Tenant timely exercises its option to extend the Term, then no later than thirty (30) days following receipt of Tenant’s notice, Landlord shall notify Tenant in writing of Landlord’s determination of the Fair Market Rent (as defined below) for the Extension Term (“Landlord’s Rental Notice”). If Tenant does not object to Landlord’s determination of the Fair Market Rent by written notice to Landlord within fifteen (15) days after the date of Landlord’s Rental Notice, then Tenant shall be deemed to have accepted the Fair Market Rent set forth in Landlord’s Rental Notice. If Tenant does timely object to Landlord’s determination of Fair Market Rent for the Extension Term, the parties shall use commercially reasonable efforts to agree upon the Fair Market Rent for the Extension Term, provided, however, if the parties cannot agree upon the Fair Market Rent within thirty (30) days after Landlord receives Tenant’s notice of objection, then the determination of Fair Market Rent shall be submitted to arbitration as further provided below.

If Tenant timely objects to Landlord’s Rental Notice, and the parties cannot agree on Base Rent for the Extension Term within thirty (30) days after Landlord receives Tenant’s notice of objection, then the Term shall automatically be extended and Base Rent for the Extension Term shall be submitted to arbitration as follows: Base Rent shall be determined by impartial arbitrators (who shall be qualified brokers with at least ten (10) years of experience dealing with like types of properties in the market area), one to be chosen by the Landlord, one to be chosen by Tenant, and a third to be selected, if necessary, as below provided, and shall reflect the greater of (i) the rate that would be agreed upon in an arms’ length negotiation between a landlord and a tenant on or about the date on which the Extension Term is to begin for a comparable term and for space comparable to the Premises in the Building and buildings comparable to the Building in the market

Exhibit B - 1

area, taking into account all reasonable factors considered in the determination of such fixed monthly rent, including, without limitation, any material economic differences between the terms of this Lease and any comparison lease, such as the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes and (ii) the Base Rent payable during the last month of the current Term (as applicable, the “Fair Market Rent”). The unanimous written decision of the two first chosen (without selection and participation of a third arbitrator), or otherwise the written decision of a majority of three arbitrators chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within ten (10) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, they shall select an impartial third arbitrator to determine the market value as herein defined. Such third arbitrator and the first two chosen shall render their decision within thirty (30) days following the date of appointment of the third arbitrator and shall notify Landlord and Tenant thereof, which decision shall be final and binding on the parties. Landlord and Tenant shall each pay the expenses of its own arbitrator and shall share the payment of expenses of the third arbitrator equally, regardless of the outcome of arbitration. If the dispute between the parties as to the Base Rent for the Extension Term has not been resolved before the commencement of the Extension Term, Tenant shall pay Base Rent for the Extension Term at the last Base Rent applicable under the Lease until either (i) agreement of the parties as to the Fair Market Rent, or (ii) decision of the arbitrators, as the case may be, at which time Tenant shall promptly pay any underpayment of Base Rent to Landlord, or Landlord shall credit the overpayment of Base Rent against the next installment of rental or other charges due to Landlord.

Exhibit B - 2

EXHIBIT C

RULES AND REGULATIONS

1.The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances (including, without limitation, coffee grounds) shall be thrown therein. All damages resulting from misuse of the fixtures shall be borne by Tenant if Tenant or its servants, employees, agents, visitors or licensees shall have caused the same.

2.No cooking (except for hot-plate and microwave cooking by Tenants’ employees for their own consumption, the location and equipment of which is first approved by Landlord) and no sleeping or lodging shall be permitted by any tenant on the Premises. No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

3.Except as otherwise provided in the Lease, no flammable, combustible, or explosive fluid, material, chemical or substance shall be brought or kept upon, in or about the Premises. Fire protection devices, in and about the Building, shall not be obstructed or encumbered in any way.

4.Canvassing, soliciting and peddling at the Property is prohibited and each tenant shall cooperate to prevent the same.

5.There shall not be used in any space, or in the public halls of the Building, either by any tenant or by its agents, contractors, jobbers or others, in the delivery or receipt of merchandise, freight, or other matters, any hand trucks or other means of conveyance except those equipped with rubber tires, rubber side guards, and such other safeguards as Landlord may require, and Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries to Tenant in the Building. Deliveries of mail, freight or bulky packages shall be made through the freight entrance or through doors specified by Landlord for such purpose.

6.Mats, trash or other objects shall not be placed in the public corridors. The sidewalks, entries, passages, elevators, public corridors and staircases and other parts of the Building which are not occupied by Tenant shall not be obstructed or used for any other purpose than ingress or egress.

7.Tenant shall not install or permit the installation of any awnings, shades, draperies and/or other similar window coverings, treatments or like items visible from the exterior of the Premises other than those approved by the Landlord in writing.

8.No vehicles or materials shall be permitted to block any sidewalks, driveways, loading docks or any other common area nor shall any vehicle be parked in the parking lot for longer than is necessary for the customary business purposes of Tenant. Landlord shall have the right, but not the obligation, to remove any vehicles and dispose of any materials, debris, or other

Exhibit C - 1

items in violation of this Section and such removal or disposal shall be at the sole risk of Tenant and Tenant shall pay the cost therefor to Landlord as Additional Rent upon demand.

9.Tenant shall not allow any signs, cards or placards to be posted, or placed within the Premises such that they are visible outside of the Premises except as specifically provided for in this Lease.

10.Tenant shall not construct, maintain, use or operate within said Premises or elsewhere in the Building or on the outside of the Building, any equipment or machinery which produces music, sound or noise which is audible beyond the Premises.

11.Bicycles, motor scooters or any other type of vehicle shall not be brought into the lobby or elevators of the Building or into the Premises except for those vehicles which are used by a physically disabled person in the Premises.

12.All blinds for exterior windows shall be building standard and shall be maintained by Tenant.

13.No additional locks shall be placed upon doors to or within the Premises except as shall be necessary adequately to safeguard United States Government security classified documents stored with the Premises. The doors leading to the corridors or main hall shall be kept closed during business hours, except as the same may be used for ingress or egress. If Landlord provides a proximity card or key for the entry doors, Landlord may make a reasonable charge for such proximity cards or keys, and replacements. Tenant, upon termination of it tenancy, shall deliver to the Landlord all keys of offices, rooms and toilet rooms which have been furnished Tenant or which the Tenant shall have had made, and in the event of loss of any keys so furnished shall pay Landlord therefore.

14.Landlord reserves the right to temporarily shut down the air conditioning, electrical systems, heating, plumbing and/or elevators when necessary by reason of accident or emergency, or for repair, alterations, replacements or improvement, provided that at least one elevator services the Premises at all times during the Term, provided that at least one elevator services the Premises at all times during the Term (absent emergency circumstances).

15.No carpet, rug or other article shall be hung or shaken out of any window of the Building and Tenant shall not sweep or throw or permit to be swept or thrown from the Premises any dirt or other substances into any of the corridors or halls, elevator, or out of the doors or windows or stairways of the Building. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be kept in or about the Building. Smoking or carrying lighted cigars or cigarettes in the elevators of the Building is prohibited.

Exhibit C - 2

16.Landlord reserves the right to restrict access to the Building on weekdays outside of normal hours for the Building and at all hours on weekends and legal holidays; provided, however, that reasonable access for Tenant’s employees and customers shall be accorded.

17.Tenant agrees to keep all windows closed at all times and to abide by all rules and regulations issued by Landlord with respect to the Building’s air conditioning and ventilation systems.

18.Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale in the Premises.

19.In the event it becomes necessary for the Landlord to gain access to the underfloor and/or ceiling electric and telephone distribution system for purposes of adding or removing wiring, then upon request by Landlord, Tenant agrees to temporarily remove the carpet over the access covers, if necessary, to the underfloor ducts for such reasonable period of time until work to be performed has been completed. The cost of such work shall be borne by Landlord except to the extent such work was requested by or is intended to benefit Tenant or the Premises, in which case the cost shall be borne by Tenant.

20.Violation of these rules, or any amendments thereof or additions thereto, may be considered a default of Tenant’s lease and, subject to notice and cure periods, shall be sufficient cause for termination of the Lease pursuant to the provisions of the Lease at the option of Landlord.

Exhibit C - 3

EXHIBIT D

COMMENCEMENT LETTER

___________, 20___

RE: Lease dated January 14, 2022 by and between NRL 91 HARTWELL LLC, a Delaware limited liability company (“Landlord”) and UNIQURE, INC., a Delaware corporation (“Tenant”) concerning the Premises located at 91 Hartwell Avenue, Lexington, MA 02421.

In accordance with the above-referenced Lease, we request that you and/or the proper authority, please confirm the following statements:

1.The Commencement Date is deemed to be ______________ and the Expiration Date is ______________.

2.Tenant acknowledges and agrees that as of the date of this letter (i) all improvements required by the Lease to be performed by Landlord to the Premises have been Substantially Completed; and (ii) Tenant has accepted the Premises in its current condition subject to the terms of the Lease.

Please confirm your agreement with the above terms of this letter by signing below and returning a copy to Landlord.

Sincerely,

By:
Name:
Its:

AGREED TO & ACCEPTED BY:

By:
Name:
Its:

Exhibit D - 1

EXHIBIT E

WORK LETTER

1. Landlord’s Work. Landlord will make certain improvements to the Premises (the “Landlord’s Work”) as set forth on that certain design and space plan and scope of work (collectively, the “Site Plan”), which Site Plan shall be prepared by or for Tenant no later than February 15, 2022, and shall provide for a scope of work that can be completed by the Estimated Commencement Date as reasonably estimated by Landlord upon the advice of the General Contractor (as defined below) unless Tenant agrees in writing that any time estimated by the General Contractor beyond the Estimated Commencement Date shall be treated as Tenant Delay. Such Site Plan shall be subject to the prior written approval of Landlord and Tenant after the date hereof. Following the date of this Lease, and Tenant’s initially approved Site Plan, Landlord shall further develop the Site Plan in a manner consistent with the initial Site Plan to permit the Landlord to obtain a building permit and construct the Landlord’s Work in accordance with the project design and construction milestones referenced on Schedule 1, attached. Landlord has retained H&H Builders as the general contractor for the Landlord’s Work (the “General Contractor”) and Dimella Shaffer as the architect for the Landlord’s Work (the “Architect”). With respect to the Site Plan design phases set forth on Schedule 2, attached, Tenant shall have five (5) business days from Landlord’s submission of such design phases to Tenant to approve or disapprove the same. Tenant’s failure to so approve or disapprove within such five (5) business day period shall constitute a Tenant Delay (as defined herein) and, at Landlord’s election, be deemed Tenant’s approval thereof. Tenant’s disapproval of such plans and specifications shall specifically identify the nature of such disapproval. Landlord shall then have such plans and specifications amended to incorporate those items specified in Tenant’s disapproval to which Landlord agrees. Landlord’s and Tenant’s approval of such plans and specifications shall not be unreasonably withheld, conditioned or delayed. Landlord and Tenant shall diligently work together in good faith to agree upon such plans and specifications, it being agreed that Tenant shall have no right to request that such plans and specifications be revised to reflect any work which is not contemplated on Schedule 1 attached hereto or reasonably inferable therefrom except pursuant to Section 4 below. Upon approval, or deemed approval, of such additional plans and specifications the same shall be deemed the “Site Plan” for the purposes of this Work Letter. Except as may be otherwise shown on the Site Plans, Landlord shall perform Landlord’s Work using building standard materials, quantities and procedures then in use by Landlord, all in a manner consistent with similar office buildings in the Lexington, Massachusetts area.

Notwithstanding the foregoing or anything to the contrary contained herein, Landlord shall only be required to pay for, and be responsible for the cost of, Landlord’s Work up to an amount not to exceed Seven Hundred Sixty-Two Thousand Nine Hundred Sixty Dollars ($762,960.00) (the “Landlord Work Cost Cap”), which Landlord Work Cost Cap shall include, without limitation, architectural and engineering costs. In the event the Cost (as defined below) of Landlord’s Work exceeds the Landlord Work Cost Cap, then Tenant shall pay such excess (the “Excess Costs”) to Landlord as Additional Rent within thirty (30) days of each invoice from Landlord therefor (such

Exhibit E - 1

invoices to be issued no more than once each month as such work progresses, together with reasonable back-up evidencing such Costs).

Until Landlord has incurred Costs in an amount equal to the Landlord Work Cost Cap, in connection with any payments to Landlord’s contractors in connection with the Landlord’s Work, each of Landlord and Tenant shall fund its respective pro rata share of such payment based on the ratio of the Excess Cost to the Estimate (as defined below). By way of example and for illustration purposes only, if the total Costs in the Estimate were $10.50 psf, the Landlord Work Cost Cap $7 psf, and the Excess Costs were $3.50 psf, Tenant and Landlord would be required to fund one-third and two-thirds, respectively, of each interim and final payment.

“Costs” means the actual out of pocket costs incurred by Landlord in the permitting, design and construction of the Landlord’s Work, with the categories of Costs to be as shown on the preliminary non-binding budget (which budget is based on Landlord’s consultation with the General Contractor and Architect; Tenant acknowledging that the Landlord is not guarantying any amounts set forth in the budget) (the “Estimate”). The form of Estimate is attached as Schedule 3. In no event shall Costs include any payments to Landlord or its affiliates (other than the construction management fee referenced below), amounts incurred to repair defective or non-conforming work, Costs incurred for, or allocable to, work that is not Landlord’s Work, and finance charges or interest, or costs not permitted under the construction contract (which shall be subject to Tenant’s reasonable review and approval).

Tenant shall also pay Landlord a construction management fee on account of its supervision and coordination of Landlord’s Work in an amount equal to five percent (5%) of the total Costs of such Landlord’s Work that has been incurred by Landlord, which construction management fee shall be paid by Tenant, as Additional Rent, on a monthly basis as such costs and expenses related to Landlord’s Work are actually incurred by Landlord, prorated over the duration of the Landlord’s Work.

2. Substantial Completion. “Substantial Completion” or “Substantially Complete” means that Landlord’s Work has been sufficiently completed such that the Premises is suitable for its intended purpose without unreasonable interference on account of the completion of the remainder of the Landlord’s Work, notwithstanding any minor or insubstantial details of construction, decoration or mechanical adjustment that remain to be performed (“Punch List Items”); provided that Landlord has delivered the Premises to Tenant free of occupants and personal property, and broom clean in compliance with Legal Requirements, and with all Building systems serving the same in good working order in all material respects. The Landlord shall give Tenant at least two (2) Business Days’ prior written notice of the date of Substantial Completion, following which date Landlord and Tenant shall walk through the Premises with the Architect to identify the Punch List Items, if any. Landlord shall promptly thereafter request the Architect to promptly deliver a list of the Punch List Items to Landlord and Tenant for their confirmation. Landlord shall complete all Punch List Items within 30 days following the date of Substantial Completion (or such longer period as is reasonably required, but in any event not more than 60 days); and, to the extent Tenant shall have given Landlord notice of any subsequently discovered

Exhibit E - 2

latent defects in the Landlord’s Work not reasonably identifiable during the aforementioned walk-through not later than 350 days after the Commencement Date, Landlord shall cause the General Contractor to repair the same at no cost or expense to Tenant. To the extent that Tenant fails to timely notify Landlord of any such latent defects, Tenant shall be deemed conclusively to have approved the completion of Landlord’s Work and Tenant shall have no claim that Landlord has failed to perform any of Landlord’s Work required under this Work Letter. Landlord will use commercially reasonable efforts to Substantially Complete Landlord’s Work on or before one (1) year after Landlord’s written approval of the initial Site Plan (as defined in the Work Letter) in accordance with this Work Letter. If there is a delay in the Substantial Completion of the Landlord’s Work for any reason neither Landlord, nor the managing or leasing agent of the Building, nor any of their respective agents, partners or employees, shall have any liability to Tenant in connection with such delay, nor shall the Lease be affected in any way except as expressly provided in the Lease. Notwithstanding the foregoing or any language of the Lease to the contrary, if the completion of Landlord’s Work is delayed by a Tenant Delay (as defined below) then Tenant shall begin paying Rent as required under the Lease as of the date the Commencement Date would have occurred but for such Tenant Delay, as reasonably evidenced by Landlord to Tenant in writing prior to the date upon which Landlord claims that such amounts are due.

3.Performance of Landlord’s Work. Landlord shall cause the Landlord’s Work to be performed in a good and workmanlike manner, in compliance with Legal Requirements, and, except as set forth herein, at Landlord’s sole cost and expense. Tenant shall have the opportunity to request changes in compliance with this Work Letter for value engineering purposes and Tenant acknowledges that any such changes may result in Tenant Delay as further provided herein.

4.Tenant Delay. In addition to any other occurrence expressly defined in the Lease or in this Work Letter as Tenant Delay, “Tenant Delay” means the occurrence of any one or more of the following which cause a delay in the completion of Landlord’s Work: (i) Tenant is Delinquent (as hereafter defined) in submitting to Landlord any information, authorization or approvals requested by Landlord in connection with the performance of Landlord’s Work; (ii) the performance or completion of any work or activity by a party employed by Tenant, including any of Tenant’s employees, agents, contractors, subcontractors and materialmen, provided that Landlord first notifies Tenant of the occurrence of such Tenant Delay upon its receipt of actual notice of such Tenant Delay; (iii) any postponements or delays requested by Tenant and agreed to by Landlord regarding the completion of the Landlord’s Work; (iv) any error in Landlord’s Work caused by any act or omission by Tenant or its employees or agents where Tenant has a duty act under this Lease, provided that Landlord first notifies Tenant of the occurrence of such Tenant Delay upon its receipt of actual notice of such Tenant Delay; (v) the performance of any TI Changes (as defined below) provided that in connection with the approval of such TI Changes Landlord provides Tenant with a non-binding estimated amount of the Tenant Delay that may result from such TI Change; or (vi) any other act or omission of the Tenant, where Tenant has a duty to act under the Lease or where Tenant has interfered with Landlord’s Work, which causes a delay in the completion of Landlord’s Work, provided that Landlord first notifies Tenant of the occurrence of such Tenant Delay upon its receipt of actual notice of such Tenant Delay. For the purposes of this Section, the term “Delinquent” shall mean that the action or communication

Exhibit E - 3

required of Tenant is not taken within five (5) business days following written request (which may be sent via electronic mail to Tenant’s Authorized Representative by Landlord’s Authorized Representative, so long as such e-mail contains a clear statement that a failure to respond within such five (5) business day period may gave rise to Tenant Delay hereunder) by Landlord unless a longer period of time is expressly specified in this Work Letter. For purposes hereof, Andy Dulac and Chris Flagg (e-mail: [***]) shall be Landlord’s Authorized Representatives; and Scott Hemphill (e-mail: [***]) shall be Tenant’s Authorized Representatives.

5.Changes to Landlord’s Work. Tenant will have no right to make any changes (“TI Changes”) to the Site Plan or Landlord’s Work without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, and the execution by Landlord and Tenant of a written change order which specifies (i) the nature of the TI Changes and (ii) an estimate of the cost to Tenant as a result of such TI Changes. Tenant shall be solely responsible for the Costs of all TI Changes to the extent in excess of the Landlord’s Work Cost Cap including a construction management fee of five percent (5%) of the total costs of all TI Changes in excess of the Landlord’s Work Cost Cap (when aggregated with all other Costs of Landlord’s Work), and, until Landlord has incurred Costs equal to the Landlord’s Work Cost Cap (in which event such Costs shall be borne by Landlord and Tenant pro rata in accordance with the terms and conditions of Section 1 of this Work Letter), Tenant shall pay such Costs as Additional Rent within 30 days following invoice as such work progresses, such invoices to be issued no more than once each month as such work progresses, together with reasonable back-up evidencing such Costs).

Within 90 days following the completion of the Landlord’s Work, Landlord shall provide Tenant with a final reconciliation of all Costs, with reasonable back-up evidencing the same, and Tenant and Landlord shall make any final adjustments necessary to ensure that Tenant has paid the final amount of Costs actually due hereunder.

6.Prior Access. Not later than thirty (30) days prior to Substantial Completion of Landlord’s Work, Landlord shall provide Tenant access to the Premises to install furniture systems, fixtures, equipment and telephone/data equipment (collectively, “Tenant’s Work”) in preparation for Tenant’s occupancy of the Premises. Such access shall be subject to scheduling by Landlord in a reasonable manner intended to permit Landlord to timely Substantially Complete the Landlord’s Work and for Tenant to timely complete the Tenant’s Work prior to the Commencement Date, without use of overtime labor. In connection with such access, Tenant agrees (a) to cease promptly upon notice from Landlord any Tenant’s Work which has not been approved by Landlord, where such approval is required, or is not in compliance with the provisions of this Lease or which shall interfere with or delay the performance of Landlord’s Work (the mere performance of such work in accordance with Landlord’s schedule not being deemed to result in any such delay), and (b) to comply promptly with all reasonable procedures and regulations prescribed by Landlord from time to time for coordinating the Landlord’s Work and the Tenant’s Work, each with the other and with any other activity or work in the Building. Such access by Tenant shall be deemed to be subject to all of the applicable provisions of the Lease, except that

Exhibit E - 4

there shall be no obligation on the part of Tenant solely because of such access to pay Base Rent or Additional Rent with respect to the Premises until otherwise required by the terms of the Lease. Without limiting the foregoing, prior to accessing the Premises, Tenant shall provide to Landlord, in form and substance reasonably acceptable to Landlord: (i) a detailed description of and schedule for Tenant’s Work; (ii) the names and addresses of all contractors, subcontractors and material suppliers and all other representatives of Tenant who or which will be entering the Premises on behalf of Tenant to perform Tenant’s Work or will be supplying materials for such work, and the approximate number of individuals, itemized by trade, who will be present in the Premises; (iii) [Intentionally Omitted]; and (iv) certificates of insurance (in amounts required by the Lease and with the parties identified in, or required by, the Lease named as additional insureds).

If Tenant fails or refuses to comply or cause its contractors to comply with any of the obligations described or referred to above, then immediately upon notice to Tenant, Landlord may revoke Tenant’s right to access the Premises prior to the date of Substantial Completion of Landlord’s Work. Landlord shall assume no responsibility for the quality or completion of the Tenant’s Work under this Section, and shall not be responsible for equipment or supplies left or stored in the Premises by Tenant or Tenant’s contractors except to the extent of Landlord’s or its agents or their respective employees’ gross negligence or willful misconduct. Tenant’s access to the Premises pursuant to this Section shall be at the sole risk of Tenant except as expressly set forth herein.

Exhibit E - 5

Schedule 1

Landlord’s Work Milestones

Action Items:		Estimated Dates:

1.	Obtain Development Set Permit Plans	On or before one (1) month from Landlord’s
approval in writing of the initial Site Plan.

2.	Obtain building permit	On or before one (1) month from completion
of Development Set Permit Plans.

Exhibit E - 1

Schedule 2

1.	Expense	Amount
2.	A&E Fees
3.	Construction Costs (GMP) (sum of
(a)-(c))
a) Contractor’s fee
b) General Conditions
c) Labor & Materials
4.	Building Permit (if not by Contractor)
5.	Insurance
6.	Landlord’s CM Fee (5%)

EXHIBIT F

Superior Rights

[NONE]

EXHIBIT G

LETTER OF CREDIT

[SEE ATTACHED]

BANK OF AMERICA - CONFIDENTIAL	PAGE: 1
DATE: [***]
IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER:	[***]

APPLICANT	BENEFICIARY
UNIQURE, INC	NRL 91 HARTWELL LLC.
113 HARTWELL AVENUE	610 WEST 26TH STREET, SUITE 910
LEXINGTON MA 02421	NEW YORK, NY 10001

ISSUING BANK
BANK OF AMERICA, N.A.
ONE FLEET WAY
PA6-580-02-30
SCRANTON, PA 18507-1999
AMOUNT
NOT EXCEEDING USD 112,851.51
NOT EXCEEDING ONE HUNDRED TWELVE THOUSAND EIGHT HUNDRED FIFTY ONE AND
51/100’S US DOLLARS

EXPIRATION

DECEMBER 29, 2022 AT OUR COUNTERS

WE HEREBY ISSUE THIS IRREVOCABLE LETTER OF CREDIT NO. ________ IN YOUR FAVOR, FOR THE ACCOUNT OF APPLICANT, FOR UP TO AN AGGREGATE AMOUNT OF USD $112,851.51 AVAILABLE BY YOUR DRAFT(S) DRAWN ON US AT SIGHT, ACCOMPANIED BY THE FOLLOWING:

1. BENEFICIARY'S WRITTEN, DATED STATEMENT ON BENEFICIARY LETTERHEAD SIGNED BY AN AUTHORIZED SIGNATORY READING:

"BENEFICIARY IS PERMITTED TO DRAW ON THIS LETTER OF CREDIT UNDER THE EXPRESS TERMS OF THE LEASE DATED _______________, BY AND BETWEEN UNIQURE, INC. AND NRL 91 HARTWELL LLC."

2. THE ORIGINAL OF THIS LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

PARTIAL AND MULTIPLE DRAWINGS ARE PERMITTED.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT IS DEEMED TO BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR PERIOD(S) OF ONE YEAR EACH FROM THE CURRENT EXPIRY DATE HEREOF, OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO ANY EXPIRATION DATE, WE NOTIFY YOU BY REGISTERED MAIL OR OVERNIGHT COURIER AT THE ABOVE LISTED ADDRESS THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT EXTENDED FOR ANY SUCH ADDITIONAL PERIOD. HOWEVER, IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND JANUARY 31, 2035.

ANY SUCH NOTICE SHALL BE EFFECTIVE WHEN SENT BY US AND UPON SUCH

BANK OF AMERICA - CONFIDENTIAL	PAGE: 2

THIS IS AN INTEGRAL PART OF LETTER OF CREDIT NUMBER:	[***]

NOTICE TO YOU, YOU MAY DRAW AT ANY TIME PRIOR TO THE THEN CURRENT EXPIRATION DATE, UP TO THE FULL AMOUNT THEN AVAILABLE HEREUNDER, AGAINST YOUR DRAFT(S) DRAWN ON US AT SIGHT AND THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENTS THERETO, ACCOMPANIED BY YOUR STATEMENT, SIGNED BY AN AUTHORIZED SIGNATORY, ON YOUR LETTERHEAD STATING THAT YOU ARE IN RECEIPT OF BANK OF AMERICA, N.A.'S NOTICE OF NONEXTENSION UNDER LETTER OF CREDIT NO. ________ AND THE APPLICANT'S OBLIGATION TO YOU REMAINS.

THIS LETTER OF CREDIT IS TRANSFERABLE IN FULL AND NOT IN PART. ANY TRANSFER MADE HEREUNDER MUST CONFORM STRICTLY TO THE TERMS HEREOF AND TO THE CONDITIONS OF RULE 6 OF THE INTERNATIONAL STANDBY PRACTICES (ISP98) FIXED BY THE INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

SHOULD YOU WISH TO EFFECT A TRANSFER UNDER THIS CREDIT, SUCH TRANSFER WILL BE SUBJECT TO THE RETURN TO US OF THE ORIGINAL CREDIT INSTRUMENT, ACCOMPANIED BY OUR FORM OF TRANSFER, PROPERLY COMPLETED AND SIGNED BY AN AUTHORIZED SIGNATORY OF YOUR FIRM, BEARING YOUR BANKERS STAMP AND SIGNATURE AUTHENTICATION, SUCH TRANSFER FORM IS ATTACHED HERETO. TRANSFER CHARGES ARE FOR THE ACCOUNT OF THE APPLICANT AND PAYMENT OF SAME SHALL NOT BE A CONDITION TO TRANSFER.

DRAFT(S) MUST STATE: "DRAWN UNDER BANK OF AMERICA, N.A. STANDBY L/C NO. ________ DATED _____________________."

DRAFTS AND DOCUMENTS MUST BE PRESENTED AT OUR OFFICE VIA COURIER ADDRESSED: BANK OF AMERICA, N.A., 1 FLEET WAY, SCRANTON, PA 18507-1999, ATTN: GTO - STANDBY DEPT.

PRESENTATION OF DRAFTS DRAWN HEREUNDER MAY ALSO BE MADE VIA FACSIMILE TO [***] (IF PRESENTED BY FAX IT MUST BE FOLLOWED UP BY A PHONE CALL TO US AT [***] TO CONFIRM RECEIPT). ANY SUCH FACSIMILE DOCUMENTATION SHALL NOT REQUIRE PRESENTATION OF THE ORIGINAL DOCUMENTATION BY MAIL.

WE HEREBY AGREE WITH YOU THAT DRAFT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON DUE PRESENTATION TO US.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), THE INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

BANK OF AMERICA - CONFIDENTIAL	PAGE: 3

THIS IS AN INTEGRAL PART OF LETTER OF CREDIT NUMBER:	[***]

IF YOU REQUIRE ANY ASSISTANCE OR HAVE ANY QUESTIONS REGARDING THIS TRANSACTION, PLEASE CALL [***] .

[***]

AUTHORIZED SIGNATURE

THIS DOCUMENT CONSISTS OF 3 PAGE(S).